UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CRANE CO.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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4.	Date Filed:

CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD CONNECTICUT 06902

March 14, 2016

DEAR CRANE CO. SHAREHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of Shareholders of Crane Co., at 10:00 a.m., Eastern Daylight Time, on Monday, April 25, 2016 in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2015 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS

Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2016.

THIS PROXY STATEMENT AND THE 2015 ANNUAL REPORT TO SHAREHOLDERS

ARE AVAILABLE AT

WWW.CRANECO.COM/AR

CRANE CO.

100 FIRST STAMFORD PLACE

STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2016

March 14, 2016

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF SHAREHOLDERS OF CRANE CO. will be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut on Monday, April 25, 2016 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four directors to serve for three-year terms until the Annual Meeting of Shareholders in 2019;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2016;

3.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers;

4.	To consider and vote on a proposal to approve the Annual Incentive Plan;

5.	To consider and vote on a proposal submitted by a shareholder regarding share repurchases; and

6.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 29, 2016 as the record date for the meeting. Shareholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT

Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.

100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2016

GENERAL MEETING MATTERS

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut, on Monday, April 25, 2016, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting. This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 14, 2016.

Voting by Written Proxy.    Shares represented by the enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy.

Treatment of Unmarked Proxies.    If no directions are indicated on a properly executed and returned proxy with respect to any particular matter, the shares represented by the proxy will be voted for each nominee named in this Proxy Statement for election as a director; for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2016; for the non-binding advisory vote regarding executive compensation; for the proposal to approve the Annual Incentive Plan; and against the shareholder proposal regarding share repurchases, as the case may be. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

Revocation of Instructions.    A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

Alternative Voting Methods.    As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded. The enclosed proxy card includes specific instructions to be followed by any shareholder of record wishing to vote by telephone or on the internet.

Shares Outstanding.    As of the close of business on February 29, 2016, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 58,283,914 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting. Information about the ownership of our common stock appears on pages 14 and 16.

Required Votes.    Nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

Effect of Abstentions.    Shareholders may abstain from voting on any proposal expected to be brought before the meeting. Abstentions will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. On all other matters, the choice that receives the majority of votes cast will be considered approved. Abstentions from voting are not treated as votes cast and therefore will have no effect on any of these proposals.

Effect of Broker Non-Votes.    Under the rules of the New York Stock Exchange, brokers holding shares for customers have authority to vote on certain matters even if the broker has not received instructions from the beneficial owner, but do not have such authority as to certain other matters (“broker non-votes”). Member firms of the New York Stock Exchange may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the election of directors, the approval of the compensation paid by the Company to certain executive officers, the approval of the Annual Incentive Plan or the shareholder proposal. Broker non-votes are counted for the purpose of convening a quorum but do not count as votes cast for or against a matter or as shares “entitled to vote,” and therefore will not affect the outcome of the voting at the meeting.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of 12 members divided into three classes.

Ellen McClain, Jennifer M. Pollino, Peter O. Scannell and James L. L. Tullis, who are current members of the Board, have been nominated for election by shareholders to hold office for three-year terms until the Annual Meeting in 2019 and until their successors are elected and qualified. Richard S. Forté, a member of the Board since 1983, has chosen not to stand for reelection, and the Board has determined to reduce the number of directors from 12 to 11. If all of the nominees are elected at the Annual Meeting, the Board will then consist of 11 members divided into three classes.

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the Company’s business and affairs. The Board has charged the Nominating and Governance Committee with responsibility for evaluating the mix of skills and experience of the Company’s directors and director nominees, as well as leading the evaluation process for the Board and its committees. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills and other personal qualities and attributes that enables the Board to perform its duties in a highly effective manner. The Nominating and Governance Committee also considers the Board’s overall diversity of experience, education, background, skills and attributes when identifying and evaluating potential director nominees.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the four nominees be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

NOMINEES AND CONTINUING DIRECTORS

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s:

•	Age as of February 29, 2016, the record date for the Annual Meeting,

•	Period of service as a Crane Co. director,

•	Position with Crane Co., if any, and business experience during at least the past five years,

•	Directorships in other public companies during at least the past five years, and

•

Areas of experience and qualifications that led the Nominating and Governance Committee and the Board to the conclusion that the individual should serve, or continue to serve, as a director of Crane Co.

Holdings of Crane Co. stock as of February 29, 2016 are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days and deferred stock units and restricted share units that will vest within 60 days.

No director beneficially owns more than 1% of the outstanding shares of common stock. For more information on shareholdings of directors and officers, please see “Beneficial Ownership of Common Stock by Directors and Management,” beginning on page 14.

Common Shares Beneficially Owned
Nominees to be Elected for Terms to Expire in 2019

ELLEN MCCLAIN	5,271

Age 51; Director since 2013. Chief Financial Officer, Year Up, Boston, MA (not-for-profit provider of job training services) since July 2015. President from May 2012 to April 2013, Chief Operating Officer from September 2011 to April 2013, Executive Vice President from September 2011 to May 2012, and Senior Vice President and Chief Financial Officer from 2009 to September 2011, of New York Racing Association, Inc., Ozone Park, NY (operator of thoroughbred racetracks). Vice President, Finance, Hearst-Argyle Television, Inc., New York, NY (operator of local television stations) from 2004 to 2009.

Other directorships: none.

Relevant skills and experience: financial and organizational expertise gained as chief financial officer of public and private enterprises.

JENNIFER M. POLLINO	5,271

Age 51; Director since 2013. Executive Coach and Consultant, JMPollino LLC, Charlotte, NC since July 2012. Executive Vice President, Human Resources and Communications, Goodrich Corporation, Charlotte, NC (diversified manufacturer) from 2005 to July 2012.

Other directorships: Wesco Aircraft Holdings, Inc. since 2014; Kaman Corporation since June 2015.

Relevant skills and experience: broad experience with governance, intellectual capital and organizational issues, as well as financial expertise, gained in over 20 years as senior executive and general manager with large manufacturer of aerospace products; financial expertise gained as controller of savings and loan association and field accounting officer at Resolution Trust Corporation; certified public accountant.

PETER O. SCANNELL	11,411

Age 57; Director since 2015. Chief Executive Officer, Rockwood Service Corporation, Greenwich, CT (holding company for testing and testing technology businesses) since 1990.

Other directorships: Kane Holding Company since 1988; Genesee & Wyoming, 2002-2011.

Relevant skills and experience: financial and acquisition expertise gained as chief executive officer of privately owned provider of industrial services.

Common Shares Beneficially Owned

JAMES L. L. TULLIS	26,493

Age 68; Director since 1998. Chief Executive Officer, Tullis Health Investors, Greenwich, CT since 1986, and Tullis Health Investors FL, LLC, North Palm Beach, FL since 2012 (venture capital investments in the health care industry).

Other directorships: Lord Abbett & Co. Mutual Funds since 2006 (Lord Abbett family of mutual funds).

Relevant skills and experience: financial and organizational expertise gained as chief executive officer of venture capital investment group; expertise in management, strategy and governance matters gained as director of public and private companies.

Directors Whose Terms Expire in 2018

MARTIN R. BENANTE	1,926

Age 63; Director since 2015. Chairman of the Board of Directors from 2000 to December 2014, and Chief Executive Officer from 2000 to December 2013, Curtiss-Wright Corporation, Charlotte, NC (supplier of highly engineered products and services to commercial, industrial, defense and energy markets).

Other directorships: Curtiss-Wright Corporation from 1999 to 2015.

Relevant skills and experience: strategic, operational and managerial expertise gained through a more than 35-year career with an industrial manufacturer serving markets similar to those of the Company.

DONALD G. COOK	18,978

Age 69; Director since 2005. General, United States Air Force (Retired).

Other directorships: Burlington Northern Santa Fe Corporation from 2005 to 2010; Beechcraft LLC (formerly Hawker Beechcraft Inc.) from 2007 to 2014; USAA Federal Savings Bank since 2007; U.S. Security Associates, Inc. since 2011.

Relevant skills and experience: experience with organizational and intellectual capital matters gained throughout an extensive career with the United States Air Force.

R. S. EVANS	461,013

Age 71; Director since 1979. Chairman of the Board of Crane Co. since 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001.

Other directorships: HBD Industries, Inc. since 1989; Huttig Building Products, Inc. from 1999 to 2015.

Relevant skills and experience: unique familiarity with the operations, history and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors.

RONALD C. LINDSAY	7,182

Age 57; Director since 2013. Chief Operating Officer, Eastman Chemical Company Kingsport, TN (manufacturer of specialty chemicals, plastic compounds and acetate fibers) since 2013; Executive Vice President, Specialty Fluids and Intermediates, Fibers, Adhesives and Plasticizers Worldwide Engineering, Construction and Manufacturing Support, Eastman Chemical Company from May 2011 to 2013. Positions of increasing responsibility with Eastman Chemical from 1980, including Senior Vice President from 2006 to 2009 and Executive Vice President from 2009 to 2013.

Other directorships: none.

Relevant skills and experience: operational, sales and manufacturing expertise gained by extensive senior executive experience with large industrial manufacturer.

Common Shares Beneficially Owned

Directors Whose Terms Expire in 2017

E. THAYER BIGELOW	54,413

Age 74; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since 1998.

Other directorships: Huttig Building Products, Inc. from 1999 to 2015; Lord Abbett & Co. Mutual Funds since 1994 (Lead independent director, and Chairman since 2013) (Lord Abbett family of 42 mutual funds); Expo TV, Inc. since 2010; Adelphia Communications, Inc. from 2003 (post-Chapter 11 filing) to 2007; R. H. Donnelly, Inc. from 2009 to 2010.

Relevant skills and experience: operational and financial expertise gained by extensive experience as senior executive and financial officer of and advisor to media and entertainment companies; expertise in management and governance matters gained as a director of public companies.

PHILIP R. LOCHNER, JR.	27,325

Age 72; Director since 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A Commissioner of the Securities and Exchange Commission from 1990 to 1991.

Other directorships: Adelphia Communications from 2005 (post-Chapter 11 filing) to 2008; Apria Healthcare Group Inc. from 1998 to 2008; Gtech Holdings Corporation from 2001 to 2006; Monster Worldwide, Inc. from 2006 to 2008; Solutia Inc. from 2002 to 2008; Clarcor Inc. since 1999; CMS Energy Corporation since 2005; Gentiva Health Services, Inc. from 2009 to 2015.

Relevant skills and experience: legal and administrative expertise gained as senior executive of public company (including certain responsibility for internal audit, shareholder relations, legal, public affairs, compensation and benefits, governance, real estate and other administrative matters); expertise in securities and disclosure matters gained as a Commissioner of the Securities and Exchange Commission; expertise in management and governance matters gained as a director of public companies.

MAX H. MITCHELL	305,494

Age 52; Director since 2014. President and Chief Executive Officer of the Company since January 2014; President and Chief Operating Officer from January 2013 to January 2014; Executive Vice President and Chief Operating Officer from May 2011 to January 2013; Group President, Fluid Handling segment of the Company from 2005 to October 2012. Vice President, Operational Excellence of the Company from 2004 to 2005.

Other directorships: none.

Relevant skills and experience: comprehensive knowledge of the Company’s culture and operations gained from successive positions as head of its Operational Excellence system, president of its largest segment, its President and Chief Operating Officer and now Chief Executive Officer.

CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/GovernanceGuidelines.

Board Leadership Structure.    Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. Since 2001, these leadership roles have been filled separately by our non-executive Chairman of the Board, Mr. Evans, and by our former Chief Executive Officer, Eric C. Fast, who held the position from 2001 through January 2014, and Mr. Mitchell, who was elected Chief Executive Officer effective January 31, 2014. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-executive Chairman of the Board, which is incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

•	Provide leadership to the Board and ensure that each director is making an appropriate contribution;

•

Guide the Board’s discharge of its duties, including monitoring risk management and compliance activities, reviewing corporate strategy and evaluating senior management performance and succession planning;

•	Chair meetings of the Board of Directors and the Annual Meeting of Shareholders;

•	Organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and

•	Conduct a performance evaluation of the Board.

The Board believes this leadership structure has afforded the Company an effective combination of internal and external experience, continuity and independence that has served the Board and the Company well.

Board Role in Oversight of Risk.    The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management and compliance, including regular reports on any violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Chief Audit Executive, has a direct reporting relationship to the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of his reports on the Committee’s meetings and activities. The Management Organization and Compensation Committee of the Board has established a process for assessing the potential that the Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company. The conclusions of this assessment are set forth in the Compensation Discussion and Analysis under the heading “Compensation Risk Assessment” on page 38. In addition, the Board schedules an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures and other matters.

Conflicts of Interest; Transactions with Related Persons.    Crane Co. has established Conflict of Interest Policies: CP-103, to which all officers and salaried employees are subject, and CP-103D, to which non-employee directors are subject. Those who are subject to the policies are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his discretion refer the question to the Nominating and Governance Committee, which will review the facts and make a recommendation to the Board. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 or CP-103D, as applicable, and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable Securities and Exchange Commission rules.

Attendance.    The Board of Directors met nine times during 2015. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2015 Annual Meeting.

Executive Sessions of Non-Management Directors.    Seven of the meetings of the Board during 2015 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.    The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the cash portion of the annual retainer for directors, currently $70,000. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

Shareholder Communications with Directors.    The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.    No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•

The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.

•

The director is an employee, or the director’s immediate family member is an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

•

The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•

The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who personally works on the audit of Crane Co. at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•

The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•

The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, including our chief executive officer, chief financial officer and controller, are available on our website at www.craneco.com/governance. Crane Co. intends to satisfy any disclosure requirements concerning amendments to, or waivers of, the Code of Ethics by posting such information at that website address.

Independence of Directors.    The Nominating and Governance Committee has reviewed whether any of the directors, other than Mr. Mitchell, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, would be reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee and the Management Organization and Compensation Committee, the additional requirements under Section 10A and 10C, respectively, of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that, other than Mr. Mitchell, all of Crane Co.’s current directors and all persons who served as a director of Crane Co. at any time during 2015 are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Mitchell is Chief Executive Officer of Crane Co.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above and determined that there were no transactions that were likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters

The Board of Directors has established an Audit Committee, a Management Organization and Compensation Committee and a Nominating and Governance Committee. Copies of the charters of these committees are available on our website at www.craneco.com/CharterAudit; www.craneco.com/CharterCompensation and www.craneco.com/CharterNominating, respectively. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The memberships of these committees during 2015 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• M. R. Benante (from September)
• R. S. Evans (Chair)	• E. T. Bigelow (Chair)
• M. H. Mitchell	• P. R. Lochner, Jr.
• E. McClain
• J. M. Pollino

Management Organization and Compensation Committee:	Nominating and Governance Committee:
• D. G. Cook	• D. G. Cook
• R. C. Lindsay	• R. S. Forté (Chair)
• J. M. Pollino	• P. R. Lochner, Jr.
• J. L. L. Tullis (Chair)	• E. McClain

Audit Committee.    The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met eight times in 2015, including three meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears beginning on page 18.

Audit Committee—Qualifications.    All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that each of Mr. Benante, Mr. Bigelow, Ms. McClain and Ms. Pollino is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Management Organization and Compensation Committee.    The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; approving the compensation of other named executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and stock incentive plan; reviewing and approving any significant changes in or additions to compensation policies and practices; and reviewing management development and succession planning policies.

All members of the Management Organization and Compensation Committee meet the independence requirements of the New York Stock Exchange. The Management Organization and Compensation Committee met five times in 2015. The Management Organization and Compensation Committee’s report appears on page 39.

Nominating and Governance Committee.    The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. All members of the Nominating and Governance Committee meet the independence requirements of the New York Stock Exchange. The Nominating and Governance Committee met three times in 2015.

Independence of Committee Members.    As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the NYSE and in the case of members of the Audit Committee and the Management Organization and Compensation Committee, the additional requirements under Section 10A and 10C, respectively, of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.    The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee did not meet during 2015.

Director Nominating Procedures

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.    Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as a chief executive officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.    In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. A shareholder proposing to nominate a director must provide us with the following information about the nominating stockholder and the director nominee, and must update such information as of the record date for the meeting:

•

the number of shares of Company stock, including details regarding any derivative securities, held by the nominating shareholder and the director nominee and any of their respective affiliates or associates;

•	a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings;

•	a description of any agreement with respect to compensation as a director from any person other than Crane Co., including a representation that there are no other understandings;

•	a representation that the director nominee will comply with all publicly disclosed Board policies, including those relating to confidentiality;

•	a completed questionnaire similar to the one required of existing directors, a copy of which the Corporate Secretary will provide upon request;

•	a description of any material interest the nominating shareholder has in any such nomination; and

•

any other information about the proposed candidate that would, under the Securities and Exchange Commission’s proxy rules, be required to be included in our proxy statement if the person were a nominee.

Such notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 27, 2016, and no later than January 26, 2017.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the person, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the person. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a prospective candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy

Our By-Laws provide that nominees for director and directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders voted against such director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

COMPENSATION OF DIRECTORS

The members of the Board of Directors, other than Mr. Evans and Mr. Mitchell, receive the following compensation:

•

A retainer of $185,000 per year, payable $70,000 in cash and $115,000 in the form of Deferred Stock Units (“DSUs”) of equivalent value; the terms of DSUs are described immediately below. A director may also elect to receive 100% of the retainer in DSUs;

•	A retainer of $20,000 per year for the Chair of the Audit Committee;

•	A retainer of $15,000 for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee; and

•

A retainer of $10,000 for each member of the Audit Committee other than the Chair; $7,500 for each member of the Management Organization and Compensation Committee or the Nominating and Governance Committee other than the Chair; and $2,000 per year for each member of the Executive Committee.

No meeting fees will be paid unless the total number of meetings exceeds three more than the regularly scheduled meetings of the Board of Directors and the relevant committees. The compensation of Mr. Mitchell, who is Chief Executive Officer in addition to having been a Director since January 31, 2014, is shown in the Summary Compensation Table on page 40.

Mr. Evans, the non-executive Chairman of the Board, receives the same annual retainer as a non-employee director plus an incremental retainer of $100,000, payable in cash (or 100% in DSUs at the election of the Chairman), pursuant to an agreement under which the Company also provides him with an office, office assistant and technical support. The Company also has a time-sharing agreement with Mr. Evans under which he is permitted personal use of the corporate aircraft, for which he reimburses the Company the aggregate incremental cost. See “Other Agreements and Information—Use of Company Aircraft” on page 57.

Deferred Stock Units (“DSUs”) are issued each year as of the date of the Annual Meeting; are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control; and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2015, each non-employee director received DSUs pursuant to this plan: Mr. Evans received 4,684 DSUs, one director who had elected to receive the entire retainer in DSUs received 3,040 DSUs, and the remaining non-employee directors each received 1,890 DSUs. Upon his election to the Board in December 2015, Mr. Scannell received a grant of 1,401 DSUs, representing 100% of his pro-rated retainer.

The Board has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the cash portion of the annual retainer for directors. See “Share Ownership Guidelines for Directors” on page 7.

Director Compensation in 2015

The following table shows the compensation in 2015 of all directors except for Mr. Mitchell, our Chief Executive Officer since January 31, 2014, whose compensation is shown in the Summary Compensation Table on page 40.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
M.R. Benante	$48,333	$116,887	$165,220
E. T. Bigelow	$96,835	$131,611	$228,446
D. G. Cook	$93,333	$131,611	$224,944
R. S. Evans	$37,500	$298,181	$335,681
R. S. Forté	$85,833	$132,971	$218,804
R. C. Lindsay	$19,000	$193,320	$212,320
P. R. Lochner, Jr.	$91,000	$139,049	$230,049
E. McClain	$91,001	$121,236	$212,237
J. M. Pollino	$95,001	$121,236	$216,237
P.O. Scannell	$—	$71,423	$71,423
J. L. L. Tullis	$89,833	$131,611	$221,444

(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of DSUs made during the indicated year. Awards of DSUs during 2015, all pursuant to the 2013 Stock Incentive Plan (together with any predecessor equity compensation plans of the Company, the “Stock Incentive Plan”), were as follows:

•

1,890 DSUs to each of Messrs. Benante, Bigelow, Cook, Forté, Lochner and Tullis, and Ms. McClain and Ms. Pollino; 3,040 DSUs to Mr. Lindsay; and 4,684 DSUs to Mr. Evans on April 27 in connection with the Annual Meeting;

•

An aggregate of 301.63 additional DSUs to each of Messrs. Bigelow, Cook and Tullis; 241.54 additional DSUs to Mr. Evans; 326.22 additional DSUs to Mr. Forté; 153.06 additional DSUs to Mr. Lindsay; 436.09 additional DSUs to Mr. Lochner; and 114.08 additional DSUs to Ms. McClain and Ms. Pollino, all in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 9, September 9 and December 9;

•	1,401 DSUs to Mr. Scannell in connection with his election to the Board on December 7; and

•	9.50 additional DSUs to Mr. Scannell, in connection with the payment of a regular quarterly dividend on Crane Co. stock on December 9.

The grant date fair value of each DSU granted on April 27, 2015 was $60.85. The grant date fair value of each DSU granted on December 7 was $50.65.

At December 31, 2015, each non-employee director held DSUs as follows:

Mr. Benante	1,925.47
Mr. Bigelow	13,254.48
Gen. Cook	13,254.48
Mr. Evans	11,309.42
Mr. Forté	14,300.81
Mr. Lindsay	7,182.42
Mr. Lochner	18,977.84
Ms. McClain	5,271.09
Ms. Pollino	5,271.09
Mr. Scannell	1,410.50
Mr. Tullis	13,254.48

The assumptions on which this valuation is based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis at page 35. Directors also receive a majority of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the Stock Incentive Plan. Beneficial ownership of stock by the non-executive directors and nominees, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors, nominees and executive officers of Crane Co. as a group as of February 29, 2016 is as follows:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class	Share Units Under Incentive Stock Plans Vesting After 60 Days (2)(3)
		Shares Owned Directly or Beneficially (1)	Stock Options, Deferred Stock Units and Restricted Share Units Which Have Vested or Will Vest Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned
Common Stock	M. R. Benante	—	1,926	—	1,926	*	—
	E. T. Bigelow	27,160	27,253	—	54,413	*	—
	D. G. Cook	4,225	14,753	—	18,978	*	—
	R. S. Evans	449,704	11,309	—	461,013	*	—
	R. S. Forté	10,051	14,799	—	24,850	*	—
	R. C. Lindsay	—	7,182	—	7,182	*	—
	P. R. Lochner, Jr.	350	26,975	—	27,325	*	—
	E. McClain	—	5,271	—	5,271	*	—
	M. H. Mitchell	77,256	225,689	2,549	305,494	*	61,347
	J. M. Pollino	—	5,271	—	5,271	*	—
	P. O. Scannell	10,000	1,411	—	11,411	*	—
	J. L. L. Tullis	3,240	23,253	—	26,493	*	—
	R. A. Maue	31,312	72,251	1,529	105,092	*	5,853
	B. L. Ellis	151,229	61,033	6,814	219,076	*	3,718
	L. V. Pinkham	10,894	33,274	434	44,602	*	12,540
	A. I. duPont	99,862	75,118	4,894	179,874	*	4,094
	Other Executive Officers (8 persons)	61,267	170,157	28,772	260,196	*	27,572
	Total—Directors,
	Nominees and Executive Officers as a Group (24 persons)	936,550	772,925	44,992	1,754,467	3.0%	115,124

*	Less than one percent.

(1)	Includes Crane Co. shares which are owned directly; shares which are owned by trusts or by family members and are attributable to the director or officer pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934; time-based restricted share units which will vest within 60 days; and shares of retirement-based restricted stock held by Mr. Ellis (1,200 shares) and Mr. duPont (6,900 shares), which are subject to vesting as shown in footnote 2 to the 2015 Outstanding Equity Awards at Fiscal Year-End table on page 46, and are subject to forfeiture if established service conditions are not met.

(2)	Includes time-based RSUs vesting more than 60 days after the Record Date, which are subject to vesting as shown in footnote 2 to the 2015 Outstanding Equity Awards at Fiscal Year-End table on page 46, and are subject to forfeiture if established service conditions are not met. Performance-based RSUs, which will vest, if at all, on December 31, 2016, December 31, 2017 and December 31, 2018, are not included.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co. above); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 582,470 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. Maue, Mr. duPont and Mr. J. A. Lavish, all of whom are executive officers of Crane Co., are the trustees of The Crane Fund. Mr. Maue, Mr. duPont, Mr. Lavish and Mr. C. A. Baron, Jr., all of whom are executive officers of Crane Co., and Ms. T.A. Pelton, are the trustees of the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 29, 2016, employees and former employees of Crane Co. held approximately 1,539,706 shares of Common Stock in the Crane Co. Savings and Investment Plan.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 29, 2016.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.3%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,100,843	(2)	7.0%
Common Stock	UBS Group AG Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	3,728,396	(3)	6.4%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,631,727	(4)	6.2%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,418,559	(5)	5.9%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, J.A. Lavish and R.A. Maue, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.
(2)	As reported in a Form 13F filed by GAMCO Investors, Inc. et al., giving information on shareholdings as of December 31, 2015. The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Asset Management, Inc. (2,890,443 shares), Gabelli Funds, LLC (1,172,400 shares) and GAMCO Investors, Inc. (38,000 shares). According to documents previously filed with the Securities and Exchange Commission, each of GAMCO Asset Management, Inc. and Gabelli Funds, LLC is an investment adviser registered under the Investment Advisers Act of 1940, and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange–listed asset management and financial services company.

(3)	As reported in a Schedule 13G filed February 9, 2016 by UBS Group AG, giving information on shareholdings as of December 31, 2015. According to the Schedule 13G, UBS Group AG, a bank as defined in Section 3(a)(6) of the Securities Act of 1933, has shared voting power and shared dispositive power over 3,728,396 shares of Crane Co. stock.

(4)	As reported in a Schedule 13G filed January 26, 2016 by BlackRock, Inc., giving information on shareholdings as of December 31, 2015. According to the Schedule 13G BlackRock, Inc. has sole voting power over 3,436,301 shares, and sole dispositive power over 3,631,727 shares, of Crane Co. stock.

(5)	As reported in a Schedule 13G filed February 10, 2016 by The Vanguard Group, giving information on shareholdings as of December 31, 2015. According to the Schedule 13G, The Vanguard Group, an investment adviser, has sole voting power over 34,974 shares, shared voting power over 2,500 shares, sole dispositive power over 3,383,585 shares, and shared dispositive power over 34,974 shares of Crane Co. stock.

ITEM  2: RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2016. Deloitte & Touche LLP has been Crane Co.’s independent auditor since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2016.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2015 and 2014 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2015	2014
	($ in thousands)
Audit fees (a)	$4,996	$4,984
Audit-related fees (b)	215	183
Tax fees (c)	726	964
All other fees (d)	2	2

Total	$5,939	$6,133

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $483 and $422 in 2015 and 2014, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $244 and $542 in 2015 and 2014, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory review procedures.

	2015	2014
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	4.3%	9.7%
Percentage of non-audit services approved by the Audit Committee	100%	100%

REPORT OF AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2015, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2016. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment and directed that this action be presented to shareholders for ratification.

Submitted by:

The Audit Committee of the

Board of Directors of Crane Co.

E. Thayer Bigelow, Chair

Martin R. Benante

Philip R. Lochner, Jr.

Ellen McClain

Jennifer M. Pollino

Incorporation by Reference.    The Audit Committee Report in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

ITEM  3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Company’s 2011 Annual Meeting of Shareholders, the Company’s shareholders voted on a proposal to recommend, by a non-binding vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to its named executive officers. Based on the voting results for that proposal and its consideration of those results, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers every year, until the next required shareholder vote to recommend the frequency of such votes. The Company is required to hold such frequency votes at least every six years. Accordingly, we are asking shareholders to express their opinion of the compensation of the named executive officers in 2015, as described in the pages that follow in this Proxy Statement.

We believe that the compensation of our executive officers should be:

(1) closely linked to the performance of the Company as a whole, the executive’s business unit and the individual executive;

(2) aligned with the Company’s annual operating plan and long-term strategic plans and objectives;

(3) attractive in the markets in which we compete for executive talent; and

(4) structured so as to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Crane Co.’s high standards of corporate governance.

The Compensation Discussion and Analysis beginning on the following page explains in detail the elements of the Company’s executive compensation program and the steps taken by the Company to ensure that the program, as implemented in 2015, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for executives with increases in shareholder value, principally by means of annual cash bonuses based on achievement of performance goals set by the Committee at the beginning of the year, performance-based restricted share units which vest in accordance with the Company’s total shareholder return relative to the S&P Mid-Cap 400 Capital Goods Group over a three-year period, stock options and time-based restricted share units that vest over a four-year period. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, is instrumental in enabling the Company to achieve superior financial performance and investor returns.

The Board strongly endorses the Company’s actions in this regard, and recommends that shareholders vote for the following resolution:

RESOLVED, that the compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting of Shareholders by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. See Required Votes, page 1. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related Securities and Exchange Commission rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s shareholders expressed pursuant to this vote.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement explains how, under the guidance of our Management Organization and Compensation Committee (the “Committee”), our executive compensation program is designed and operated with respect to our “named executive officers” or “NEOs”, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Max H. Mitchell, President and Chief Executive Officer;

•	Richard A. Maue, Vice President, Finance and Chief Financial Officer;

•	Bradley L. Ellis, Senior Vice President;

•	Louis V. Pinkham, Senior Vice President; and

•	Augustus I. duPont, Vice President, General Counsel and Secretary.

This discussion is organized into six sections:

Section	Topics Covered
OVERVIEW OF 2015 AND 2014	- Financial Results and Impact on Compensation - Compensation Highlights

OVERVIEW OF COMPENSATION PROGRAM	- Compensation Principles - Elements of Compensation - Compensation Consultant and Peer Group Analysis - Realizable Pay for Chief Executive Officer

CASH COMPENSATION	- Base Salary - Annual Incentive Compensation - Annual Incentive Objectives for 2015 - Named Executive Officers’ Bonuses for 2015

STOCK-BASED COMPENSATION	- Stock Incentive Plan - Grants in 2015

OTHER COMPENSATION COMPONENTS AND CONSIDERATIONS

-  Retirement Benefits

-  Other Compensation

-  Stock Ownership Guidelines

-  Policies with Respect to Timing of Stock - Based

   Awards and Exercise Price of Stock Options

-  Policy with Respect to Hedging and Pledging

   of Company Stock

-  Clawback Policy

-  Impact of Internal Revenue Code Section

   162 (m)

-  Change in Control Provisions

DECISION-MAKING PROCESS	- Committee’s Role - Role of CEO and Management - Say-on-Pay Vote in 2015 - Self-Assessment Process - Use of Tally Sheets - Compensation Risk Assessment

OVERVIEW OF 2015 AND 2014

Financial Results and Impact on Compensation

The Company reported 2015 earnings per share of $3.89, compared to $3.23 in 2014. Included in these results were the following special items:

2015:

After tax costs:

•	$0.07 per share related to acquisition integration activities

•	$0.16 per share related to repositioning actions, primarily in our Fluid Handling segment

2014:

After tax costs:

•	$0.61 per share to update projected environmental remediation costs at two former sites

•	$0.30 per share related to repositioning actions in our Fluid Handling and Electronics groups

•	$0.29 per share related to the acquisition of MEI Conlux Holdings

•	$0.07 per share related to lawsuit settlements

•	$0.02 per share related to a loss on a business divestiture

After tax gains:

•	$0.07 per share related to two real estate divestitures

Excluding special items in both years, 2015 earnings per share were $4.13 compared to $4.45 in 2014. While our Aerospace & Electronics, Payment and Merchandising Technologies and Engineered Materials segments aggregated operating results and margins that exceeded target in 2015, our Fluid Handling business was significantly impacted by deteriorating end markets driven by the collapse of oil and gas prices. Through the course of 2015, these conditions were exacerbated by growing adverse impacts from a strengthening U.S. dollar against most other major currencies, and incremental regional weakness that started in the second half, most notably in China.

As a result, earnings per share and free cash flow did not meet the targets established under the Annual Incentive Plan, as conveyed in the guidance to investors at the beginning of the year. Consequently, the annual bonus payout for 2015 to our corporate officers was at 48% of target, compared to 73% of target in 2014 and 104% of target in 2013. The annual bonus payouts to our named executive officers are shown in the Summary Compensation Table on page 40.

The Company’s stock price reached its high for 2015 in the first quarter and then declined during the next three quarters. Our total shareholder return for the three year period 2013-2015 lagged the median return of the companies in the S&P Midcap 400 Capital Goods Group, as shown in the chart below.

Based on the Company’s stock performance over the three year period 2013-2015, the Company’s total shareholder return ranked at the 46th percentile of the S&P Mid Cap 400 Capital Goods Group. Accordingly, the performance-based restricted share units granted to the named executive officers and 12 other senior executives in January 2013, which represented approximately 40% of the long term incentive compensation to such officers in 2013 (Mr. Mitchell was serving as our Chief Operating Officer in 2013), vested to the extent of 86% of the target shares granted.

The chart below shows the Company’s total shareholder return compared to the median return of the S&P Mid-Cap 400 Capital Goods Group for the three-year periods 2011-2013, 2012-2014 and 2013-2015, and the resulting vesting percentage of PRSUs for the years 2013, 2014 and 2015, respectively.

Compensation Highlights

It is important to note that the compensation described in this CD&A and the Summary Compensation Table is set by the Committee in January and February of the year for which the compensation is paid, except in the case of new hires and promotions. Base salary is set each year in January and paid throughout the year. Target cash bonuses under the Annual Incentive Plan, along with related threshold and maximum values, are set in January or February and then paid the following February after full year financial results are determined. Stock-based compensation is granted in January each year based on competitive compensation data provided by the Committee’s independent compensation consultant, as well as performance of the individual during the previous year and as an incentive for performance during future years, and the value of such compensation that is realized by the executive is affected significantly by the subsequent performance of the Company’s stock. Accordingly, in reviewing the compensation of our NEOs presented for 2015, shareholders and investors are advised that the annual cash bonus relates to performance in 2015 while the reported stock-based compensation was granted in relation to performance in 2014, acknowledging the long-term incentive nature, and variability of actual realized value, of the stock-based compensation.

Annual Bonus

Under the Annual Incentive Plan, the Committee sets target bonuses in January for corporate executives that are based 75% on earnings per share and 25% on free cash flow. The goals for earnings per share and free cash flow are generally set at the midpoint of the Company’s guidance communicated to investors in January for the year ahead. Both the earnings per share and free cash flow targets are set in a range between a low end where the payout would be zero and a high end where the payout would be a maximum of 200% of the target bonus. For business unit executives, the annual bonus is based on performance of the business unit: operating profit (70% of target bonus)

and free cash flow (30% of target bonus). See the graphs presented under “Annual Incentive Objectives for 2015” on page 31 for an illustration of the corporate bonus framework under the Annual Incentive Plan.

The annual cash bonus goals for corporate executives in 2015 were based 75% on earnings per share, using a target of $4.42 (100% payout) and a range from $3.54 (zero payout) to $5.30 (200% payout), and 25% on free cash flow, with a target of $225 million (100% payout) and a range from $158 million (zero payout) to $293 million (200% payout). Actual performance reported for the year, excluding special items approved by the Committee for compensation purposes (relating to repositioning charges in certain Fluid Handling businesses, in Aerospace and Electronics and in Crane Payment Innovations), was EPS of $3.96 and free cash flow of $189.8 million, resulting in bonuses that were 48% of target. Mr. Mitchell received a bonus of $439,374 for 2015 as Chief Executive Officer, compared to $620,719 for 2014.

The annual cash bonus goals for corporate executives in 2014 were based 75% on earnings per share using a target of $4.65 (100% payout) and 25% on free cash flow with a target of $237.5 million (100% payout). Actual performance reported for the year, excluding special items, was EPS of $4.45 and free cash flow of $219.5 million, resulting in bonuses that were 73% of target.

Stock-Based Compensation

Under the Stock Incentive Plan, the Committee grants a mix of stock options, performance-based restricted share units (“PRSUs”) and time-based restricted share units (“TRSUs”). For the Chief Executive Officer, the mix is 60% PRSUs and 40% stock options. For other named executive officers and approximately 12 other senior leadership executives, the mix is 50% PRSUs, 35% stock options and 15% TRSUs. Grants to other key employees consist of TRSUs and, for those in senior positions, stock options.

The long-term incentive grants for 2015 were made by the Committee in January 2015 by reference to competitive compensation data compiled by the Committee’s independent compensation consultant. The Committee sized these grants between the 50th and 75th percentiles of the competitive data, generally at levels comparable to the grants for 2014 made in January 2014.

The table below sets forth, for each of our named executive officers, annual incentive bonus paid in cash for performance in 2015 and 2014 and the number of shares and dollar value of stock options and performance-based RSUs and total stock-based compensation granted in January 2015 and 2014. The stock grants also included time-based RSUs for NEOs other than our Chief Executive Officer.

	Annual Incentive	Long-Term Incentive*
NEO	Cash Bonus	Options		PRSUs		TRSUs		LTI Total
		#	$	#	$	#	$
M. H. Mitchell
2015	$439,374	135,903	1,340,000	32,897	2,010,000	—	—	$3,350,000
2014	$620,719	92,283	1,160,000	28,450	1,740,000	—	—	$2,900,000
R. A. Maue
2015	$180,297	28,398	280,000	6,547	400,000	2,052	120,000	$800,000
2014	$263,644	18,099	227,500	5,314	325,000	1,505	97,500	$650,000
B. L. Ellis
2015	$455,551	17,748	175,000	4,092	250,000	1,283	75,000	$500,000
2014	$490,287	9,049	113,750	2,656	162,500	752	48,750	$325,000
L. V. Pinkham**
2015	$0	24,848	245,000	5,728	350,000	1,796	105,000	$700,000
2014	$197,347	17,542	220,500	5,150	315,000	1,459	94,500	$630,000
A. I. duPont
2015	$141,053	19,878	196,000	4,583	280,000	1,437	84,000	$560,000
2014	$209,277	15,704	197,400	4,611	282,000	1,306	84,600	$564,000

*	Because of rounding differences, dollar values may not equal the corresponding amounts in the Summary Compensation Table.

**	The cash bonus for Mr. Pinkham for 2014 includes $46,573 on a pro-rated basis for serving as acting president of the Company’s ChemPharma Energy business for six months.

See “Cash Compensation” and “Stock-Based Compensation” below for a more detailed discussion about the incentive compensation decisions for 2015.

OVERVIEW OF COMPENSATION PROGRAM

Compensation Principles

We believe that compensation should be directly linked to performance and highly correlated to shareholder value. The principles that guide us as we make decisions involving executive compensation are that compensation should be:

•	based on (i) overall performance of the Company, (ii) performance of the executive’s business unit, as applicable, and (iii) individual performance of the executive;

•	aligned with the annual operating plan and longer term strategic plans and objectives to drive achievement of those plans and build sustainable value for shareholders;

•	competitive given relevant and appropriate market conditions in order to attract and retain highly-qualified executives; and

•

consistent with high standards of corporate governance and designed to avoid encouraging executives to take risks that are reasonably likely to have a material adverse effect on the Company or to behave in ways that are inconsistent with the Company’s values and standards of behavior.

We also believe that it is important for our NEOs and other executives to have an ongoing long-term investment in the Company as outlined below under “Stock Ownership Guidelines.”

We design our performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to our NEOs and other key executives. Thus, actual compensation amounts will vary above or below targeted levels depending on performance of the Company and/or business unit and achievement of individual performance goals.

The principal performance measures selected by the Committee to drive annual incentive compensation are, for the Chief Executive Officer and other corporate executives including our other NEOs in 2015 (other than Messrs. Ellis and Pinkham), earnings per share and free cash flow (cash provided by operating activities less capital spending) for the Company as a whole and, for business unit executives (such as Messrs. Ellis and Pinkham), operating profit and free cash flow for their respective business units. For our PRSUs, the performance measure is total shareholder return for the Company over a three year period relative to the S&P Midcap 400 Capital Goods Group. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the Company’s long-term strategic goal of driving profitable growth in our businesses, both organically and through acquisitions, which we believe will increase shareholder value.

Elements of Compensation

The following table summarizes the major elements of our executive officer compensation program.

Compensation Element	Principal Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	• Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other Company executives

Annual Incentive Plan	To motivate executive officers to achieve business unit and Company-wide financial performance goals	• Payment based on achievement of business unit and Company-wide performance goals relative to pre-established targets

Stock Options	To attract and retain executive officers and align their interests with shareholder interests	• Grants based on position, responsibility and individual performance • Grants vest ratably over four years • Value realized dependent on Company stock price appreciation

Performance-Based Restricted Share Units (PRSUs)	To motivate executive officers to drive profitable growth	• Awards based on relative total shareholder return • Earned shares vest upon conclusion of the three year performance period • Value realized dependent on Company stock price performance

Time-Based Restricted Share Units (TRSUs)	To retain executive officers and drive profitable growth	• Vest ratably over four years • Value realized varies with Company stock price performance

The mix of target total direct compensation (base salary, annual incentive awards and long-term incentive awards) for 2015 was structured to deliver the following approximate proportions of total compensation to our Chief Executive Officer and the other NEOs (on average) if target levels of performance are achieved.

For annual bonus and long-term stock-based compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of competitive peer company compensation, subject to some variability as target bonuses, stock option grants and PRSU/TRSU awards may be comparable for certain executives whose salaries are differentiated. In addition, the Committee may determine to increase or decrease long-term stock-based compensation based on Company and/or individual performance during the previous year, the Company’s stock price relative to historical stock price trends, availability of shares in the Company’s Stock Incentive Plan and other factors.

Compensation Consultant and Peer Group Analysis

In 2012, the Committee decided to change its independent compensation consultant and engaged the firm of Frederic W. Cook & Co., Inc. (“Cook & Co.”). Cook & Co. reviewed the Company’s executive compensation program and made several suggestions for changes to existing practices, including augmenting the compensation peer group to bring the median of certain size-related metrics closer to the Company. After screening mid-cap industrial companies for alignment with the Company’s business segments and complexity of operations, Cook & Co. proposed, and the Committee approved, the addition of four companies to the compensation peer group for 2013 (Actuant Corporation, Gardner Denver, Inc., ITT Corporation and Woodward, Inc.), bringing the total number of peers to 18 companies. The current 17 company peer group (Gardner Denver Inc. was acquired in 2013) was used by Cook & Co. to develop comparative compensation data for the Committee in setting 2015 compensation targets.

Compensation Peer Group for 2015

Actuant Corporation	Ametek, Inc.	Carlisle Companies Incorporated
Curtiss Wright Corporation	Dover Corporation	Esterline Technologies Incorporated
Flowserve Corporation	Harsco Corporation	IDEX Corporation
ITT Corporation	Pall Corporation	Pentair, Inc.
Roper Industries, Inc.	SPX Corporation	Teledyne Technologies Incorporated
Trinity Industries, Inc.	Woodward, Inc.

The Company’s comparator group for PRSUs granted in 2015 is the S&P Midcap 400 Capital Goods Group, consisting of approximately 40 companies and including nine of the companies in our compensation peer group. The Committee selected the larger comparator group for PRSU purposes based on the view (with which Cook & Co. concurs) that a larger group is appropriate for measuring relative TSR over a three year period because it is less likely to be meaningfully affected by the loss of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

Cook & Co. provides the Committee with comparative compensation data on the peer companies from publicly available sources and, in addition, comparative compensation data compiled from a broad group of general industry companies with revenues ranging from $1.0 billion to $5.0 billion, appropriately size-adjusted to determine market values for companies of comparable size to the Company or business unit, as applicable. This data includes base salary, target bonus opportunity and long-term incentive compensation for the named executive officers. The Committee uses this comparative data during its review of salaries, annual cash incentive compensation and aggregate stock option and RSU grant values for Mr. Mitchell and the other NEOs, with the view that all elements of target total direct compensation should be at the 50th percentile of competitive market data for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. As noted above, the Committee may use its judgment and discretion to vary the award values, based on Company and individual performance during the previous year, historical stock price trends and other factors.

Realizable Pay for Chief Executive Officer

The chart below presents a comparison of target pay and realizable pay for our Chief Executive Officer, Mr. Mitchell, for the years 2014 (when he became CEO) and 2015. Target pay is shown at the values approved by the Committee for each element of pay: base salary, annual incentive cash bonus at target, and grant values for stock options and PRSUs. Realizable pay for each year is comprised of base salary paid during that year, cash incentive bonus paid for that year and the value of stock options and PRSUs granted that year, each valued as of December 31, 2015. The notes below the chart provide additional detail for the compensation elements presented.

The Committee believes that this chart reflects the strong correlation between Company performance and executive pay. As of December 31, 2015, realizable pay is valued at 36% of total target pay granted in January 2014 and 64% of total target pay granted in January 2015, reflecting principally the lower stock price for the Company at the end of 2015 relative to the PRSU peer group. Importantly, the amounts shown for PRSUs and stock options are estimated as described in the notes. Amounts actually realized in respect of such PRSUs and stock options will not be determined until they are vested and, in the case of stock options, exercised. For information regarding values realized by Mr. Mitchell during 2015 from stock-based compensation granted in previous years, see “2015 Option Exercises and Stock Vested” on page 45.

Notes:

(1)	Performance-based RSUs at target are based on a Monte Carlo valuation model, which is used by the Company to determine accounting expense for such PRSUs on the grant date. The corresponding realizable value for such PRSUs is the calculated value of PRSUs assumed to have been earned as of December 31, 2015 based on the Company’s total shareholder return percentile rank relative to the S&P MidCap 400 Capital Goods Group constituents and the Company’s stock price on that date.

(2)	Stock option values at target are based on the Black-Scholes valuation model used by the Company to determine accounting expense for such options on the grant date. The corresponding realizable value for such options is based on an updated Black-Scholes model as of December 31, 2015.

(3)	Annual incentive is the cash bonus under the Company’s Annual Incentive Plan. Mr. Mitchell’s target bonus for 2014 and 2015 was set at 100% of his base salary, with a payment range from 0% to 200% depending on performance against target metrics of earnings per share and free cash flow. Realizable pay includes the actual cash bonus paid for the year based upon full year results.

(4)	Target salary is the annual base salary approved by the Committee. Actual base salary included in realizable pay varies from target because annual change in base salary is effective at the Committee meeting in late January. The higher actual base salary paid to Mr. Mitchell in 2015 resulted from an extra paycheck on December 31 due to the Company’s practice of paying salaried employees every two weeks (26 pay periods per year) which causes an extra paycheck in the calendar year approximately every eleven years. This was partially offset by one week of unpaid furlough taken by Mr. Mitchell (and other corporate officers) in 2015.

CASH COMPENSATION

Base Salary

Base salaries are a fixed compensation paid to each executive for performing his or her normal duties and responsibilities. We determine the amount at the date of hire based on competitive market data, current salary levels within the Company and the bargaining process needed to attract the particular executive. We review and determine the amount annually based on the executive’s overall performance, level of responsibility, competitive compensation data and comparison to other Company executives.

Base salaries for certain executive officers were increased effective January 26, 2015. After giving effect to annual merit increases in January 2015 averaging 3.3% for all executive officers, the base salaries for our named executive officers in relation to the 50th percentile of competitive market data per Cook & Co. were as follows: Mr. Mitchell, 6.0% below; Mr. Maue, at the median; Mr. Ellis, 10.0% above; Mr. Pinkham, 11.0% above; and Mr. duPont, 2.0% above.

Annual Incentive Compensation

We paid our named executive officers cash bonuses for 2015 based on the attainment of Company and business unit performance goals established at the beginning of the year and an assessment of individual performance conducted at the end of the year.

Early in the year, the Committee establishes and approves the annual target bonus objectives and award opportunities for each of our named executive officers, subject to review and approval by the Board in the case of the Chief Executive Officer. In making these determinations, the Committee considers a variety of factors including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year and the opinions of analysts who follow the Company and our diversified industrial manufacturing peers. Our Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Committee. Annual incentive plan objectives are not modified during the year, although the Committee may determine to exclude certain special items impacting earnings per share or free cash flow, either known at the beginning of the year or occurring during the year.

The Committee reviews the performance results for the Annual Incentive Plan, including Company and business unit results and individual performance, at its regularly scheduled January meeting, which is generally the first meeting following the end of the Company’s fiscal year. Based on this review, the Committee determines and approves the annual cash bonuses for each of our executive officers.

Annual Incentive Objectives for 2015—CEO and Corporate NEOs

Performance metrics for 2015 consisted of earnings per share and free cash flow (cash provided by operating activities less capital spending), weighted 75% / 25% respectively, for the Chief Executive Officer and other corporate executives. In addition to the targeted performance goals, for each performance metric, the Committee set minimum threshold and maximum cap values, so that actual payouts could range from 0% to 200% of the target award amounts. The weighting of these metrics, the same as in 2014, was designed for profitable growth as the primary objective but with a significant ancillary objective in maintaining a strong and efficient balance sheet and liquidity.

For earnings per share, the Committee established a target of $4.42 to drive profitable growth over 2014 earnings per share of $4.38. The Committee also established a payout range for earnings per share from $3.54 (0% payout) to $5.30 (200% payout). For free cash flow, the Committee established a target of $225 million, to focus management on maintaining a strong balance sheet and efficient capital structure. For this performance metric, the Committee established a payout range from $158 million (0% payout) to $293 million (200% payout).

The graphs below show the performance targets and related ranges set by the Committee in January 2015 and the actual performance in 2014 and 2015 for the corporate financial metrics applicable under the Annual Incentive Plan.

Crane Co. Earnings Per Share

(75% of Target Bonus for Mr. Mitchell and Corporate NEOs)

Crane Co. Free Cash Flow

(25% of Target Bonus for Mr. Mitchell and Corporate NEOs)

Named Executive Officers’ Bonuses for 2015

In January 2016, the Committee reviewed management’s reports on the performance of the Company, the relevant business units and the individual named executive officers in 2015 against the relevant bonus objectives. In considering Company performance, the Committee excluded special items as reported from earnings per share and free cash flow. The resulting calculations resulted in a corporate payout percentage of 48%. The approved cash bonuses for our NEOs for 2015 are as follows:

Corporate Bonus for 2015

Objective	Weight	Target	Actual	Payout as a % of Target
Earnings per share	75%	$4.42	$3.96	48.07%
Free cash flow	25%	$225.0	$189.8	47.86%
Weighted payout %				48.02%

Named Executive Officer	Bonus Target	Bonus Paid
M.H. Mitchell	$915,000	$439,374
R.A. Maue	$375,471	$180,297
A.I. duPont	$293,745	$141,053

Performance Targets and Bonuses for Operations NEOs in 2015

For our Senior Vice Presidents and other operations executives, the performance targets for 2015 were operating profit (70% of target bonus) and free cash flow (30% of target bonus). For Mr. Ellis, these targets were based on the results of Payment and Merchandising Technologies and Engineered Materials. For Mr. Pinkham, these targets were based on the results of the Fluid Handling Group and Electronics.

The performance metrics approved by the Committee for Mr. Ellis were operating profit of Payment and Merchandising Technologies and Engineered Materials, with a target of $143.1 million (100% payout) and a payout range from $112.4 million (0% payout) to $166.5 million (200% payout), and free cash flow for the same operating businesses with a target of $71.5 million (100% payout) and a range from $52.9 million (0% payout) to $91.1 million (200% payout).

Based on actual results achieved for Payment and Merchandising Technologies and Engineered Materials in relation to the foregoing performance targets, Mr. Ellis received a bonus of $455,551 representing a 168.9% payout of the target bonus of $269,640.

The performance metrics approved by the Committee for Mr. Pinkham were operating profit of the Fluid Handling Group and Electronics, with a target of $209.6 million (100% payout) and a payout range from $166.1 million (0% payout) to $253.7 million (200% payout), and free cash flow for the same operating businesses, with a target of $133.4 million (100% payout) and a payout range from $105.2 million (0% payout) to $162.1 million (200% payout).

Based on the actual results achieved in 2015 for the Fluid Handling Group and Electronics in relation to the foregoing targets, Mr. Pinkham received a bonus of $0 representing a 0% payout of the target bonus of $336,350.

STOCK-BASED COMPENSATION

Stock Incentive Plan

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and performance-based restricted share units, as well as retention of employees through time-based restricted share units. We believe that employees approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and are subject to vesting terms as established by the Committee (generally 25% per year over four years). Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options our senior level management employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Committee, to grant restricted share units, or RSUs, subject to such terms and conditions as the Committee may deem appropriate. Beginning in 2011, the Committee has granted PRSUs with three year performance vesting conditions based on relative total shareholder return as described below, thus directly linking this form of stock-based compensation to returns received by our shareholders relative to our industrial peer companies. The Committee also grants TRSUs to well-regarded management employees for retention purposes.

In determining the size of the stock option and RSU grants in January 2015, the Committee considered Company and individual performance in 2014, the peer group data compiled by Cook & Co., our historical grant practices including the number of shares, the fair market value of the stock and, for stock options, Black-Scholes values.

Grants in 2015

The vesting of PRSUs awarded to members of the senior leadership team in January 2015 is based on a relative measurement of total shareholder return (share price change plus reinvested dividends), or TSR, for Crane Co. over the three year period January 1, 2015 through December 31, 2017 (with the share price for such purpose being defined as the average of the closing prices for the last 20 trading days in 2014 and 2017, respectively) compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group (approximately 40 companies, including nine of the companies in our peer group for compensation purposes). Vesting of the PRSUs as shares of Crane Co. common stock will be determined by the following formula:

Crane Co. TSR Relative to S&P Midcap 400 Capital Goods Group	PRSU Vesting (% of Target Allocation)
Less than 35th percentile	0%
35th percentile	50%
50th percentile	100%
70th percentile or greater	175%

For TSR between the 35th and 50th percentiles and between the 50th and 70th percentiles, the vesting would be interpolated on a straight line basis. If Crane Co.’s TSR for the three year period is negative, the maximum vesting is 100%. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) cannot exceed 3.5 times the base award value.

The target number of PRSUs granted in January 2015 to the named executive officers are as follows: Mr. Mitchell, 32,897; Mr. Maue, 6,547; Mr. Ellis, 4,092; Mr. Pinkham, 5,728; and Mr. duPont, 4,583. Such grants constituted 60% of the stock-based incentive compensation value awarded to Mr. Mitchell and 50% to each other executive officer.

In January 2015, the Committee also granted stock options to the named executive officers, with vesting of 25% per year over four years and a ten year term, as follows: Mr. Mitchell, 135,903; Mr. Maue, 28,398; Mr. Ellis, 17,748; Mr. Pinkham, 24,848; and Mr. duPont, 19,878. Such grants constituted 40% of the stock-based incentive compensation value awarded to Mr. Mitchell and 35% to each other executive officer.

In addition, the Committee granted time-based restricted share units (TRSUs) vesting 25% per year over four years to the following named executive officers in January 2015: Mr. Maue, 2,052; Mr. Ellis, 1,283; Mr. Pinkham, 1,796; and Mr. duPont, 1,437. Such grants constituted 15% of the stock-based incentive compensation value awarded to each such executive officer. As our Chief Executive Officer, Mr. Mitchell does not receive grants of TRSUs.

OTHER COMPENSATION COMPONENTS AND CONSIDERATIONS

Retirement Benefits

The NEOs other than Messrs. Maue and Pinkham have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. Messrs. Maue and Pinkham and the other NEOs beginning in 2014, participate in a defined contribution retirement plan under which the Company contributes 3% of salary and bonus annually (the contribution rate was 2% prior to 2014), subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations.

Prior to 2008, the Committee administered a program using grants of restricted stock (“retirement shares”) to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee granted from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who were impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. This plan was discontinued in 2008 when, at the recommendation of the Committee, the Board of Directors adopted the Benefit Equalization Plan in lieu of the retirement shares program.

The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all grants of such “retirement shares” that have vested at or prior to the date of retirement is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The executives with defined benefit accounts in this plan are Mr. Mitchell, Mr. duPont and Mr. Ellis and one other executive officer. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this Plan to 21 senior leadership executives, including all of the named executive officers.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnotes set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is only provided to certain key employees (including the named executive officers), and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices. Our executives bear all taxes associated with such benefits.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board. Our Chief Executive Officer, Mr. Mitchell, has an agreement with Crane Co. as described under the caption “Other Agreements and Information” on page 57 pursuant to which he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. The net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. Under applicable Treasury regulations, Crane Co. loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use (as determined pursuant to such regulations) exceed the amount reimbursed. For 2015, the disallowed deduction was approximately $0.5 million. The Board of Directors has approved this personal use of the aircraft for Mr. Mitchell because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Mitchell and thereby benefits Crane Co. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 57.

Stock Ownership Guidelines

Crane Co. has established stock ownership guidelines for executive officers, business unit presidents and other key employees. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	NEO	Minimum Ownership Level
Above $500,000	Mitchell, Maue	5 x Base Salary
$300,001—$500,000	Ellis, Pinkham, duPont	4 x Base Salary
$175,001—$300,000	—	3 x Base Salary
$125,001—$175,000	—	2 x BaseSalary

Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) the after-tax value (65%) of TRSUs held by the executive. Neither unearned PRSUs nor unexercised stock options count for purposes of the guideline. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock (i.e., the total shares covered by the option exercised or the RSU grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. As of February 29, 2016 all of the NEOs either held the requisite number of shares or were complying with the retention ratio for option exercises and RSU vestings in accordance with the guidelines.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual grants of stock options and RSUs to executive officers are made at the Committee’s regular January meeting. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. The exercise price of stock options under the Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant.

Policy with Respect to Hedging and Pledging of Company Stock

In May 2012, the Board adopted a policy prohibiting any director or executive officer of the Company from (1) entering into any hedging or other transaction to limit the risk of ownership of Company stock and (2) pledging Company stock to secure any loan or advance of credit. During 2015, none of our directors and executive officers engaged in any such transactions.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the annual incentive bonuses and amounts realized from stock option exercises and vesting of RSUs and PRSUs based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation. The Committee intends to review this policy when the regulations of the Securities and Exchange Commission implementing the provisions of the Dodd-Frank Act relating to clawback and the rules of the New York Stock Exchange thereunder are effective.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) unless the compensation meets certain specific requirements. The Annual Incentive Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans as well as the PRSUs granted to the Chief Executive Officer and senior management team beginning in 2011 meet the requirements of Section 162(m) for deductibility. TRSUs do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions may not be deductible for certain executive officers to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2015, approximately $100,000 of compensation received by Mr. Mitchell, principally due to the vesting of TRSUs granted in previous years, was not deductible under Section 162(m). The Committee uses, where practical, compensation policies and practices intended to preserve the tax deductibility of executive compensation. The Committee, however, may approve payment of non-deductible compensation from time to time if the Committee determines that doing so would be in the Company’s best interest.

Change in Control Provisions

Each of the Company’s executive officers has an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of three years or until normal retirement following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” for constructive termination, the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options and restricted stock and RSUs contain similar features which accelerate vesting in the event of termination following a change in control. The change in control agreements do not provide for any tax gross-ups, and instead cap the payments to the employee to the extent that such payments together with accelerated vesting of stock options, restricted stock and RSUs would trigger any excise tax under section 4999 of the Internal Revenue Code resulting from such payments (and if capping the payments provides the employee with a larger after-tax payment).

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements, including the estimated value of continuation for three years (or until normal retirement age) of the individual’s medical coverage and other benefits, would range from $2,437,550 for Mr. Pinkham to $5,466,053 for Mr. Mitchell. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

DECISION-MAKING PROCESS

Committee’s Role

The Committee is responsible for oversight of our executive compensation program. With respect to the compensation of our Chief Executive Officer, the Committee determines his compensation, subject to review by the Board of Directors. With respect to our other executive officers, the Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer. The Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for the CEO and other corporate officers subject to review by the Board of Directors, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by our independent auditors. The Committee also administers the Stock Incentive Plan and approves all grants of stock options and restricted share units.

The Committee is assisted in these responsibilities by its independent compensation consultant, Cook & Co. Although Crane Co. pays the fees and expenses of Cook & Co., the firm is retained by the Committee. Cook & Co. does not perform any other compensation related services for Crane Co. The Committee reviews the independence of Cook & Co. each year and has concluded that its work for the Committee has not raised any conflict of interest.

Role of CEO and Management

The Chief Executive Officer and certain other senior corporate officers play an important role in supporting the Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Committee and Cook & Co., as well as the annual operating plan and the actual performance results from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations for each incentive plan component.

Say-on-Pay Vote in 2015

In accordance with the Dodd-Frank Act and related rules adopted by the Securities and Exchange Commission, we presented a “Say-on-Pay” item to shareholders in 2015, which called for an advisory, non-binding vote regarding the compensation of our named executive officers in 2014 as described in the proxy statement. On this item, 97% of the votes cast were in favor of the resolution. In light of strong shareholder support, the Committee concluded that no revisions were necessary to our executive officer compensation program in direct response to the vote.

Self-Assessment Process

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization and intellectual capital development. At the end of each year, our Chief Executive Officer prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and discussed with our Chief Executive Officer, who then responds to the full Board.

The principal conclusions of this assessment process for 2014 (which shaped the Committee’s compensation decisions in January 2015) were as follows: (1) Mr. Mitchell assumed the leadership of the Company as Chief Executive Officer with confidence and steady execution of our profitable growth strategies to achieve record earnings per share, excluding special items, and free cash flow despite weakening end market conditions affecting several of our business segments; (2) the integration of the newly-acquired MEI into Crane Payment Innovations produced enhanced synergies ahead of our expectations, with additional prospective synergies; (3) the management team was strengthened by Mr. Mitchell’s decision to appoint two of the business group presidents as senior vice presidents overseeing a broader scope of operations to drive sustained focus on our profitable growth strategies; and (4) Mr. Mitchell communicated effectively with the Board of Directors and investors.

The principal conclusions of this assessment process for 2015 (which shaped the Committee’s compensation decisions in January 2016) were as follows: (1) Mr. Mitchell led the Company very effectively during a period of substantial market uncertainty, with proactive rather than reactive attention to costs and operating margins generating solid results relative to peer companies; (2) improved processes in defining actionable strategic objectives, recognizing the constraints of the Company’s capital structure and identifying acquisition strategies for growth; (3) building a strong management team through application of a well-considered intellectual capital process focusing on enhancing the roles of key leaders; and (4) maintaining transparent and reliable communication with the Board of Directors.

The Committee took these observations into account, along with the competitive data supplied by Cook & Co., in approving Mr. Mitchell’s bonuses for 2014 and 2015 under the Annual Incentive Plan and in determining Mr. Mitchell’s stock-based incentive compensation grants in January 2015 and January 2016.

A similar process is followed for each of the Company’s other NEOs except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer; for the other NEOs, annual incentive compensation, though largely formula-based, is adjusted and set by the CEO, subject to review and approval by the Committee, based on assessment of individual performance.

Use of Tally Sheets

The Committee annually reviews tally sheets for each NEO for several purposes. The Committee has found that the tally sheets present a comprehensive and detailed data set for compensation paid and accrued for each executive officer. This data serves as a useful reference point for the competitive market data presented by the independent compensation consultant, promoting continuity and a sound footing for compensation decisions. In addition, the Committee uses the tally sheet to track contractual commitments under change-in-control agreements as the elements of compensation and relevant amounts change from year to year. As only one of several information sources used by the Committee (other data points include competitive market data provided by the independent compensation consultant, the size of cash awards under the Annual Incentive Plan, historical grant practices by the Company, and analysis of the shares available under the Stock Incentive Plan), the tally sheets are not determinative with respect to any particular element of compensation, the amount awarded or the manner in which the Company’s compensation program is implemented.

Compensation Risk Assessment

The Committee has established a process for assessing the potential that our compensation plans and practices may encourage our executives to take risks that are reasonably likely to have a material adverse effect on the Company. A senior management team led by the Vice President-Human Resources conducts a review of the operation and effect of our compensation plans and practices which is presented to the Committee for discussion at its February meeting. With the assistance of Cook & Co., the Committee concluded that our compensation plans and practices do not encourage excessive or unnecessary risk-taking for the following reasons:

•	Our incentive plans have a mix of performance measures, including Company-wide and business unit financial measures, operational measures and individual objectives.

•	Our compensation programs contain a balance of annual and long-term incentive opportunities.

•	We cap incentive plan payouts within a reasonable range.

•	The range of payouts from threshold to maximum payout (performance slope) under our annual incentive plan and performance-based restricted share units is calibrated for an appropriate risk profile.

•	Our stock ownership guidelines link the interests of our executive officers to those of our shareholders.

•	Our clawback policy provides a means for the Company to recover the value of incentive awards in the event any of our executive officers engage in misconduct resulting in a financial restatement.

•	The mix of performance-based restricted share units and stock options in our long-term incentive program provides a blend of relative and absolute performance measures for our senior executives.

MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

James L. L. Tullis, Chair

Donald G. Cook

Ronald C. Lindsay

Jennifer M. Pollino

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is, or has ever been, an officer or employee of Crane Co.

No executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

2015 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for 2015, 2014 and 2013 earned by Crane Co.’s Chief Executive Officer; its Vice President, Finance and Chief Financial Officer; and each of the three other most highly paid executive officers (as determined pursuant to Securities and Exchange Commission rules) who were serving as executive officers at December 31, 2015. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers” or “NEOs.”

Stock Awards—Amounts shown in the column headed “Stock Awards” consist of performance-based restricted share units (“PRSUs”), which vested or will vest, if at all, at the end of 2017, 2016 and 2015, respectively, based on the total shareholder return of Crane Co.’s stock relative to the S&P Midcap 400 Capital Goods Group over a three-year period; for NEOs other than Mr. Mitchell, for 2015 and 2014 this column also includes grants of time-based restricted share units (“TRSUs”).

Non-Equity Incentive Compensation Awards—Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” are the amounts that were paid early in the following year under the Annual Incentive Plan, in respect of the performance of the business during the indicated year, as measured against objective targets which had been set in January or February of the indicated year.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)		All Other Compensation ($) (5)		Total ($)
Max H. Mitchell	2015		$925,096		$2,010,007		$1,340,004		$439,374		$—		$173,741		$4,888,222
President and Chief Executive Officer (6)	2014		$817,923		$1,740,002		$1,159,997		$620,719		$204,961		$152,597		$4,696,199
	2013		$566,000		$910,000		$490,000		$592,745		$—		$61,295		$2,620,040

Richard A. Maue	2015		$508,033		$520,002		$280,004		$180,297		$—		$53,741		$1,542,077
Vice President, Finance and Chief Financial Officer (7)	2014		$476,795		$422,498		$227,504		$263,644		$—		$57,874		$1,448,315
	2013		$400,477		$390,000		$210,000		$436,760		$—		$43,312		$1,480,549

Bradley L. Ellis	2015		$392,237		$325,038		$174,995		$455,551		$—		$53,170		$1,400,991
Senior Vice President	2014		$349,413		$211,281		$113,746		$490,287		$249,734		$44,156		$1,458,617
	2013		$336,735		$262,575		$141,387		$102,939		$—		$38,074		$881,710

Louis V. Pinkham	2015		$489,740		$454,993		$245,001		—		$—		$55,321		$1,245,055
Senior Vice President	2014 2013	$ $	434,862 420,000	$ $	409,488 390,000	$ $	220,503 210,000	$ $	197,347 333,778	$ $	— —	$ $	56,388 51,701	$ $	1,318,588 1,405,479

Augustus I. duPont	2015		$426,524		$364,042		$195,997		$141,053		$—		$56,113		$1,183,729
Vice President, General Counsel and Secretary	2014		$405,532		$366,611		$197,399		$209,277		$211,724		$71,614		$1,462,157
	2013		$349,212		$366,004		$197,079		$357,727		$—		$47,249		$1,317,271

(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of TRSUs made during 2014 and 2015, and awards of PRSUs made during 2013, 2014 and 2015. For details of individual grants of PRSUs during 2015 please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares, TRSUs or PRSUs by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year. For details of individual grants of stock options during 2015 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 12 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.

(3)	Amounts shown in this column for all named executive officers represent amounts determined on the basis of the indicated year’s performance and paid early in the following year under the Annual Incentive Plan. For details of the 2015 grants, including the minimum, target and maximum amounts which were potentially payable, please see the Grants of Plan-Based Awards table below.

(4)

For 2014, the amount shown in this column for Mr. Mitchell and Mr. duPont is the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible

Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2013 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2013) to December 31, 2014 (the pension plan measurement date with respect to Crane’s audited financial statements for 2014). See below under “Pension Benefits—Nonqualified Deferred Compensation Benefits.”

For 2015 and 2013 for Messrs. Mitchell, Ellis and duPont, the reductions in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2012 to December 31, 2013, and from December 31, 2014 to December 31, 2015, respectively (in each case, the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for the year ) were as follows:

	Year Ended December 31,	Pension Plan for Eligible Employees	Benefit Equalization Plan
M. H. Mitchell	2015	$(10,762)	$(20,636)
	2013	$(25,382)	$(56,313)
B. L. Ellis	2015	$(21,675)	$(27,058)
	2013	$(45,913)	$(69,679)
A. I. duPont	2015	$(4,625)	$(127,122)
	2013	$(25,703)	$(165,520)

In accordance with Securities and Exchange Commission regulations, these decreases in the present value of the benefit (resulting from changes in the discount rate applied) are reflected as zero amounts in the Summary Compensation Table. For additional information regarding defined benefit plans, please see the Pension Benefits table below.

(5)	Amounts in this column for 2015 include the following:

	Dividends Paid on Restricted Stock/RSUs*	Personal Use of Company Aircraft**	Personal Use of Company- Provided Car	Company Contribution to Benefit Equalization Plan***	Company Contribution to 401(k) Plan	Insurance Premiums
M. H. Mitchell	$2,853	$100,000	$14,684	$38,424	$15,750	$2,030
R. A. Maue	$5,421	$2,836	$13,383	$15,200	$15,750	$1,151
B. L Ellis	$4,847	—	$13,272	$18,537	$15,595	$919
L. V. Pinkham	$11,968	—	$13,896	$12,663	$15,750	$1,044
A. I. duPont	$14,502	—	$13,760	$11,124	$15,750	$977

*	Dividends are paid on shares of restricted stock and TRSUs at the same rate as on all other shares of Common Stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Common Stock are issued.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 57.

***	Includes the Company contribution to the defined contribution benefit under the Benefit Equalization Plan; see “Nonqualified Deferred Compensation Benefits” below.

(6)	Mr. Mitchell was appointed Executive Vice President—Chief Operating Officer in 2011. On January 28, 2013, he was appointed President. Effective January 31, 2014 he became Chief Executive Officer as well as President.

(7)	Mr. Maue was Vice President and Principal Accounting Officer of the Company from August 2007 to January 28, 2013. From May 24, 2010 to January 28, 2013 he also shared the responsibilities of the Chief Financial Officer position with a former executive.

2015 GRANTS OF PLAN-BASED AWARDS

The following table gives further details of 2015 compensation as disclosed in the second, third and fourth columns of the Summary Compensation Table.

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in February 2015, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

•

“Threshold” is the amount which would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if earnings per share had been at $3.54, or 80% of the target level), and below which no amount would have been payable;

•	“Target” is the amount which would have been payable if actual performance had been exactly equal to each of the targets; and

•

“Maximum” is the amount which would have been payable if actual performance had been a predetermined percentage above the target (for example, if earnings per share had been $5.30, or 120% of the target level, or greater).

Note that the amount shown in the Summary Compensation Table for 2015 under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of the year.

The rows labeled “Performance RSU” disclose the target numbers of shares which may vest at the end of 2017 in respect of grants made in January 2015. Vesting will be based on the TSR of Crane Co. stock relative to the other companies in the S&P Midcap 400 Capital Goods Group over the three-year period 2015—2017. The column headings in relation to the Performance RSUs are as follows:

•	“Threshold” is the number of shares which will vest if Crane Co.’s TSR is at the 35th percentile as compared with the comparator group, and below which no amount will vest;

•	“Target” is the number of shares which will vest if Crane Co’s TSR is at the 50th percentile (median) of the group; and

•

“Maximum” is the number of shares which will vest if Crane Co.’s TSR is at the 70th percentile or higher (however, if Crane Co.’s TSR is negative, the number of shares will not be higher than 100% of target).

In no event will the aggregate value of the shares earned exceed 3.5 times the value of the target number of shares determined at the beginning of the performance period.

The column headed “Grant Date Fair Value” shows the grant date fair value of the Performance RSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the Summary Compensation Table under the heading “Stock Awards”; see footnote 1 to the Summary Compensation Table. The value of the shares that actually vest at the end of 2017, if any, may be higher or lower than the grant date fair value.

The rows labeled “Stock Option” disclose the number of stock options granted in January 2015, in respect of the executive’s performance during the previous year and as an incentive for performance during future years. The amount under the heading “Grant Date Fair Value,” calculated using the Black-Scholes formula, also appears in the Summary Compensation Table under the heading “Option Awards”; see footnote 2 to the Summary Compensation Table.

Name	Type of Award	Grant Date (1)	Estimated possible payouts under non-equity incentive plan awards (2)			Estimated future payouts under equity incentive plan awards (3)			All Other Stock Awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh) (4)	Grant date fair value of stock and option awards (5)
			Threshold	Target	Max.	Threshold	Target	Max.
M. H. Mitchell	Annual Incentive Plan	2/23/2015	$—	$915,000	$1,830,000
	Performance RSU	1/26/2015				16,449	32,897	57,570				$2,010,007
	Stock Option	1/26/2015								135,903	$58.47	$1,340,004
R.A. Maue	Annual Incentive Plan	2/23/2015	$—	$375,471	$750,942
	Performance RSU	1/26/2015				3,274	6,547	11,457				$400,022
	Time-Based RSU	1/26/2015							2,052			$119,980
	Stock Option	1/26/2015								28,398	$58.47	$280,004
B. L. Ellis	Annual Incentive Plan	2/23/2015	$—	$269,640	$539,280
	Performance RSU	1/26/2015				2,046	4,092	7,161				$250,021
	Time-Based RSU	1/26/2015							1,283			$75,017
	Stock Option	1/26/2015								17,748	$58.47	$174,995
L. V. Pinkham	Annual Incentive Plan	2/23/2015	$—	$336,350	$672,700
	Performance RSU	1/26/2015				2,864	5,728	10,024				$349,981
	Time-Based RSU	1/26/2015							1,796			$105,012
	Stock Option	1/26/2015								24,848	$58.47	$245,001
A. I. duPont	Annual Incentive Plan	2/23/2015	$—	$293,745	$587,490
	Performance RSU	1/26/2015				2,292	4,583	8,020				$280,021
	Time-Based RSU	1/26/2015							1,437			$84,021
	Stock Option	1/26/2015								19,878	$58.47	$195,997

(1)	All grants of PRSUs and stock options were effective as of the date on which the Compensation Committee voted to approve them.

(2)	The amounts shown for Messrs. Mitchell, Maue and duPont are the estimated payouts under the Annual Incentive Plan at the time the performance targets and target bonus percentages were approved by the Compensation Committee on February 23, 2015. On January 25, 2016 the Committee approved a bonus payout at 48% of target for 2015 for each of the corporate named executive officers. The amounts shown for Mr. Ellis are based on a target bonus of 70% of his base salary of $385,200; the amount actually paid was 168.9% of his target bonus of $269,640. The amounts shown for Mr. Pinkham are based on a target bonus of 70% of his base salary of $480,500; the amount actually paid was 0% of his target bonus of $336,350. The actual amounts paid were determined in January 2016 on the basis of audited results for 2015 and were paid in February 2016, and those amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2015.

(3)	Amounts shown are the estimated number of shares which will vest in respect of grants of Performance-Based Restricted Share Units made on January 26, 2015 under the 2013 Stock Incentive Plan. The actual number of shares which will vest will be determined at year-end 2017 with reference to the ranking of Crane Co.’s total shareholder return among the total shareholder return of the S&P Midcap 400 Capital Goods Group over the period from January 1, 2015 through December 31, 2017. See “Stock-Based Compensation—Grants in 2015” in the Compensation Discussion and Analysis above.

(4)	The exercise price of options is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.

(5)	The grant date fair values of PRSUs, TRSUs and stock options are as follows, calculated in each case in accordance with FASB ASC Topic 718:

Type of Equity Award	Value	Method of Valuation
Performance RSUs	$61.10	Monte Carlo pricing model
Time-based RSUs	$58.47	Closing trading price on grant date
Stock Options	$9.86	Black-Scholes pricing model

ANNUAL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This discussion should be read together with the 2015 Summary Compensation Table on page 40 and the 2015 Grants of Plan-Based Awards table on page 42.

Base Salary—The base annual salary of the Chief Executive Officer, Mr. Mitchell, is determined by the Compensation Committee and approved by the Board of Directors. The base annual salary of each of the other NEOs is recommended by the Chief Executive Officer and approved by the Committee.

Based on the base salaries of the named executive officers, as well as the fair value of equity awards, non-equity incentive plan awards and other compensation granted to them in 2015, base salary and bonus accounted for approximately 27% of the aggregate total compensation of the NEOs.

Stock Awards—PRSUs and TRSUs—In 2015 the Compensation Committee made grants of PRSUs to certain key executives, including the named executive officers. The PRSUs will vest, if at all, at the end of 2017, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or “TSR,” of Crane Co. common stock for the period from January 1, 2015 through December 31, 2017, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. The Committee also made grants of TRSUs, which will vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant.

The grants were made pursuant to the 2013 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the PRSUs upon termination of employment.

Option Awards—In January 2015, consistent with previous practice, Crane Co. made annual grants of stock options to executives and other key employees including the named executive officers. Options become exercisable 25% per year over four years, and expire, unless exercised, ten years after grant. The exercise price of the options granted on January 26, 2015 was $58.47, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2013 Stock Incentive Plan by taking the closing price on the grant date. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the options upon termination of employment.

Non-Equity Incentive Plan Compensation—In January 2015, the Compensation Committee made target bonus awards pursuant to the Annual Incentive Plan to each of the Company’s executive officers (including the named executive officers). The awards became payable in cash in the first quarter of 2016 to the extent that certain performance targets were met during 2015. The target awards are shown in the Grants of Plan-Based Awards table on page 42; the amounts shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2015 are the actual amounts paid.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2015 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vestings of restricted stock, TRSUs and PRSUs, for each of the named executive officers during 2015.

The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of TRSUs and PRSUs is computed by multiplying the number of shares by the market price on the applicable vesting date (calculated as the closing price on that date).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)
M. H. Mitchell	40,000	$1,147,200	14,214	$643,531
R. A. Maue	15,000	$455,100	6,503	$299,980
B. L. Ellis	—	—	6,683	$336,704
L. V. Pinkham	445	$12,183	9,241	$433,817
A. I. duPont	15,000	$458,550	12,780	$671,924

2015 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer, as of December 31, 2015: (1) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (2) the number and market value of unvested shares of restricted stock, unvested time-based RSUs and unvested retirement shares; and (3) the number and market value of unearned performance-based RSUs. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
M. H. Mitchell						2,161	$103,382
								47,122	$2,254,316
	40,000	0		$43.72	1/24/2017
	25,000	0		$46.52	5/23/2017
	37,500	12,500	(5)	$50.03	1/23/2018
	20,382	20,383	(6)	$48.59	1/28/2019
	23,070	69,213	(7)	$64.78	1/27/2024
	0	135,903	(8)	$58.47	1/26/2025
R. A. Maue						4,107	$196,479
								9,204	$440,319
	20,000	0		$43.72	1/24/2017
	17,250	5,750	(5)	$50.03	1/23/2018
	8,735	8,735	(6)	$48.59	1/28/2019
	4,524	13,575	(7)	$64.78	1/27/2024
	0	28,398	(8)	$58.47	1/26/2025
B. L. Ellis						3,672	$175,668
								6,398	$306,056
	8,750	0		$31.94	1/25/2016
	13,500	0		$43.72	1/24/2017
	7,500	0		$46.52	5/23/2017
	9,000	4,500	(5)	$50.03	1/23/2018
	5,881	5,882	(6)	$48.59	1/28/2019
	2,262	6,787	(7)	$64.78	1/27/2024
	0	17,748	(8)	$58.47	1/26/2025
L. V. Pinkham						6,817	$326,125
								8,303	$397,216
	9,555	5,000	(9)	$41.42	10/22/2018
	4,368	8,736	(6)	$48.59	1/28/2019
	4,385	13,157	(7)	$64.78	1/27/2024
	0	24,848	(8)	$58.47	1/26/2025
A. I. duPont						10,986	$525,570
								6,627	$317,036
	27,000	0		$43.72	1/24/2017
	17,250	5,750	(5)	$50.03	1/23/2018
	8,198	8,198	(6)	$48.59	1/28/2019
	3,926	11,778	(7)	$64.78	1/27/2024
	0	19,878	(8)	$58.47	1/26/2025

(1)	Options vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement or termination after a change in control. Retirement for this purpose for options granted in 2010 or later generally means termination of employment after age 65, or after age 62 with at least ten years of service.

(2)	Figures in this column include retirement shares and time-based RSUs. Time-based RSUs vest according to the following schedule:

Vesting Date	Mitchell	Maue	Ellis	Pinkham	duPont
January 26, 2016	—	513	321	449	359
January 27, 2016	—	376	188	365	327
January 28, 2016	1,080	463	312	463	434
October 22, 2016	—	—	—	3,000	—
January 26, 2017	—	513	321	449	359
January 27, 2017	—	376	188	365	327
January 28, 2017	1,081	463	312	463	435
January 26, 2018	—	513	320	449	359
January 27, 2018	—	377	189	365	326
January 26, 2019	—	513	321	449	360

For all grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service.

Retirement-based restricted shares held by Mr. Ellis and Mr. duPont will vest according to the following schedule:

Vesting Date	Mr. Ellis	Mr. duPont
January 23, 2016	400	800
January 28, 2018	800	6,900

Retirement-based restricted shares will also vest fully upon normal retirement at age 65.

(3)	Computed using a price of $47.84 per share, which was the closing market price of Crane Co. stock on the last trading day of 2015.

(4)	The PRSUs granted in 2014 and 2015 will vest, if at all, on December 31, 2016 and December 31, 2017, respectively, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Co. common stock for the three year period ending on that date, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to Securities and Exchange Commission rules, the hypothetical amounts shown in the table include the PRSUs granted in 2014 at the threshold (50%) level and the PRSUs granted in 2015 at the target (100%) level. There can be no assurance, however, that the Company’s TSR for a full vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. See “Annual Compensation of the Named Executive Officers—Stock Awards—RSUs and PRSUs” above.

(5)	This option grant will vest 100% on January 23, 2016.

(6)	This option grant will vest 75% on January 28, 2016, and 100% on January 28, 2017.

(7)	This option grant will vest 50% on January 27, 2016; 75% on January 27, 2017; and 100% on January 27, 2018.

(8)	This option grant will vest 25% on January 26, 2016; 50% on January 26, 2017; 75% on January 26, 2018; and 100% on January 26, 2019.

(9)	This option grant will vest 100% on October 22, 2016.

Retirement Benefits

Employees Hired in 2006 and After (defined contribution)—For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to three percent of covered compensation as described below, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. Maue and Mr. Pinkham and seven other executive officers are covered by this retirement benefit. These defined contribution amounts are not included in the Pension Benefits table below.

Employees Hired Prior to 2006 (defined benefit)—All employees of Crane Co. hired before January 1, 2006, including Messrs. Mitchell, Ellis and duPont, are participants in Crane Co.’s Pension Plan for All Eligible Employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service, unless employment is terminated earlier by normal or other retirement or by death, as determined by applicable law and the plan. The plan was “frozen” as of December 31, 2012; no further benefits will accrue in respect of service after that date. Effective January 1, 2013 all executive officers and other employees who were participants in the pension plan receive the annual retirement benefit described in the preceding paragraph.

The annual pension benefits payable under the pension plan are equal to 1-2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years (prior to 2013) of the 10 years of service immediately preceding retirement less 1-2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $265,000 for 2015, and is subject to adjustment in future years.

Retirement Shares and Benefit Equalization Plan—Prior to 2008, certain executives participating in the Pension Plan for All Eligible Employees received periodic, discretionary awards of restricted stock (“Retirement Shares”) calculated by the Company’s actuaries to make up that portion of the retirement benefit (at normal retirement at age 65) under the Company’s pension plan that would not be payable due to the tax code limit on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. In January 2008, at the recommendation of the Compensation Committee, the Board of Directors adopted a Benefit Equalization Plan, a non-qualified, non-elective deferred compensation plan, under which participating executives will receive a retirement benefit intended to restore this benefit. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. The original grant value of all grants of Retirement Shares that have vested at or prior to the date of retirement is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit Equalization Plan was amended and restated effective December 8, 2008 to provide that, in the event of retirement at age 62 or older with ten years of service, a participating executive would be eligible to receive benefits under the Plan without the reduction factor set forth in the Company’s tax-qualified pension plan of 3% per year prior to age 65. Like the Pension Plan for All Eligible Employees, the Benefit Equalization Plan was “frozen” as of December 31, 2012; no further benefits will accrue in respect of service after that date.

See “Nonqualified Deferred Compensation Benefits” below regarding certain employer contributions to the Benefit Equalization Plan for the year 2013 and after.

The table below sets forth the number of years of credited service and the present value at December 31, 2015 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
M. H. Mitchell	Crane Co. Pension Plan for	9	$254,732	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	9	$626,029	—
B. L. Ellis	Crane Co. Pension Plan for	16	$372,330	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	16	$552,900	—
A. I. duPont	Crane Co. Pension Plan for	17	$772,843	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	17	$1,091,932	—

(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which, for 2015, does not permit annual retirement benefit payments to exceed the lesser of $210,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

Nonqualified Deferred Compensation Benefits

The Benefit Equalization Plan was amended effective January 1, 2014 to add a defined contribution component that restores the tax-limited portion of the non-matching company contribution under the Company’s 401(k) plan. That benefit is currently three percent of a participant’s annual salary plus bonus in excess of the Internal Revenue Code compensation limit that applies under the 401(k) plan. Contributions earn interest during a plan year at a rate equal to the average 10-year Treasury Constant Maturities for the month of December immediately preceding such plan year. The contributions become vested based on the participant’s years of service at the rate of 20% per year over five years. Vested contributions, as adjusted for interest, are payable in a lump sum cash payment six months after termination of employment.

The following table shows information about the participation by each named executive officer in the Benefit Equalization Plan with respect to this employer contribution. The named executive officers do not participate in any other defined contribution nonqualified deferred compensation plans.

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in 2015 ($)	Employer Contributions in 2015 (1) ($)	Aggregate Earnings in 2015 (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)
M. H. Mitchell	—	$38,424	$1,258	—	$96,588
R.A. Maue	—	$15,200	$698	—	$47,493
B. L. Ellis	—	$18,537	$350	—	$34,718
L. V. Pinkham	—	$12,663	$501	—	$35,992
A. I. duPont	—	$11,124	$592	—	$38,505

(1)	Amounts in this column were included in “All Other Compensation” in the Summary Compensation Table.

(2)	Amounts in this column were included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the benefits that each of the named executive officers would have received under a variety of circumstances, assuming that each had taken place on December 31, 2015: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed; (5) a change in control of Crane Co. takes place; and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.    Each of the named executive officers has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three year period following the change in control. The agreements are for a three year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses. All accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years (or until normal retirement) after termination. If a change in control had taken place on December 31, 2015, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to payments under this provision in the following amounts: Mr. Mitchell, $5,398,644; Mr. Maue, $3,018,403; Mr. Ellis, $2,480,620; Mr. Pinkham, $2,420,067; and Mr. duPont, $2,646,721. The Company’s best estimate of the value of the continuation for three years (or until normal retirement) of each executive’s medical coverage and other benefits is as follows: Mr. Mitchell, $67,409; Mr. Maue, $64,773; Mr. Ellis, $61,738; Mr. Pinkham, $17,483; and Mr. duPont, $59,396.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee.

Benefit Equalization Plan.    Mr. Mitchell, Mr. Maue, Mr, Ellis, Mr. Pinkham and Mr. duPont participate in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 34 and under the caption “Retirement Benefits” on page 48. Assuming their separation from service as of December 31, 2015, they would have become entitled to the following benefits under the defined benefit and defined contribution portions of the Benefit Equalization Plan: Mr. Mitchell, $626,029 and $96,588; Mr. Maue, nil and $47,492; Mr. Ellis, $552,900 and $34,718; Mr. Pinkham, nil and $35,992; and Mr. duPont, $1,091,932 and $38,505. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

Restricted Share Units.    Under the terms of the Stock Incentive Plan and applicable award agreements, any unvested RSUs (including PRSUs) are generally forfeited in the event of resignation or termination, subject to the following exceptions: (i) in case of death or disability, the awards vest in full, and (ii) in case of retirement, the awards continue to vest according to schedule, subject to the executive’s compliance with a covenant not to compete. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service. Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. In case of a change in control, (i) for awards granted before January 2013, unvested awards become fully vested upon the change in control and (ii) for awards granted in

January 2013 and later, vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control. For PRSUs vesting in connection with a change in control, the number vesting is generally based on performance results determined through the date immediately before the change in control, although for PRSUs granted in January 2013 or later, if the change in control occurs during the first half of the performance period, the number of PRSUs vesting is based on target performance. If the then unvested RSUs (including PRSUs) owned by each of the named executive officers had become vested as of December 31, 2015, and assuming the value of Crane Co. stock to be $47.84 per share, the closing price on the last trading day of 2015, the aggregate value to each of the named executive officers would have been as follows: Mr. Mitchell, $1,504,058; Mr. Maue, $475,234; Mr. Ellis, $292,488; Mr. Pinkham, $602,110; and Mr. duPont, $352,335.

Stock Options.    Under the terms of the outstanding stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, subject to the following exceptions: (i) in case of death or disability, any unvested options become immediately exercisable, and (ii) in case of retirement, the options continue to become vested and exercisable per schedule subject to compliance with a covenant not to compete with the Company. In case of a change in control, (i) for awards granted before January 2013, unvested awards become fully vested upon a termination of employment after the change in control and (ii) for awards granted in January 2013 and later, vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control. Vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant). If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2015, and assuming the value of Crane Co. stock to be $47.84 per share, the closing price on the last trading day of 2015, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Mitchell, $197,800; Mr. Maue, $82,400; Mr. Ellis, $204,645; Mr. Pinkham, $61,343; and Mr. duPont, $111,240.

Severance Pay.    Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. Under this practice, if each of the named executive officers had been terminated as of December 31, 2015, the severance to which they would have been entitled (including the estimated value of continuation of welfare benefits) would have been as follows: Mr. Mitchell, $937,470; Mr. Maue, $522,219; Mr. Ellis, $405,779; Mr. Pinkham, $486,328; and Mr. duPont, $439,434.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement at age 65, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2015, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation	Involuntary Termination	Retirement	Death or Disability	Change in Control	Change in Control and Termination
M. H. Mitchell	—	$1,660,087	$2,226,675	$1,865,366	$2,123,293	$7,692,728
R. A. Maue	—	$569,711	$522,727	$498,981	$326,248	$3,605,902
B. L. Ellis	—	$993,397	$937,514	$643,705	$819,254	$3,479,872
L. V. Pinkham	—	$522,320	$638,102	$620,106	$311,977	$3,075,651
A. I. duPont	—	$1,569,870	$1,851,140	$1,285,922	$1,693,938	$4,557,257

ITEM  4: PROPOSAL TO APPROVE THE 2016 ANNUAL INCENTIVE PLAN

The Company adopted, and our shareholders approved, the Annual Incentive Plan (the “Incentive Plan”) in 2011. The Incentive Plan permits the Management Organization and Compensation Committee of the Board of Directors (the “Committee”) to establish an annual incentive program using a range of different performance metrics. These performance metrics may be used individually or in combination with one another to provide appropriate incentives to eligible officers and key employees. This approach provides the Committee with flexibility in designing annual incentive awards tailored to the specific business needs and strategic plans of the Company over time.

The Committee may make awards under the Incentive Plan that are designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) generally limits the tax deduction that we may take to $1 million in any year for compensation paid to our chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer), referred to as “covered employees” under Section 162(m). Compensation that qualifies as “performance-based compensation,” however, is not subject to this deduction limit.

Under Section 162(m), the material terms of the plan under which performance-based compensation may be awarded must be approved by the company’s shareholders at least every five years. Because the Incentive Plan was originally approved by our shareholders in 2011, it is now time for us to seek re-approval of the Incentive Plan, which is the purpose of this Proposal. We have amended and restated the Incentive Plan in connection with this request. The amendments do not change the material features of the Incentive Plan as originally approved by our shareholders. Set forth below is a summary of the principal provisions of the Incentive Plan, as amended and restated. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan set forth in Appendix 1 to this Proxy Statement.

Eligibility and Limitation on Awards

The Incentive Plan generally is administered and interpreted by the Committee. The participants in the Incentive Plan are the officers and key employees of the Company and its subsidiaries who are designated as participants by our Chief Executive Officer. However, the Committee determines eligibility for any executive officer of the Company, including any “covered employee” as defined under Section 162(m). If the Incentive Plan is re-approved, it is expected that 12 current executive officers and approximately 100 other key employees would be eligible to participate in the Incentive Plan in 2017.

The Plan operates on the basis of calendar year performance periods. Any participant who is a “covered employee” may not receive more than $3,500,000 under the Plan for any performance period. The Committee retains discretion to reduce (including a reduction to zero) any award otherwise payable under the Incentive Plan, even if the applicable level of performance has been met. An award earned for a performance period will be paid no later than March 15 of the immediately following calendar year in a single cash payment.

Performance Measures

For each performance period, the Committee will establish one or more performance objectives in writing within ninety (90) days after the beginning of the performance period that will apply to each award. The performance objectives selected will be expressed as a specified target amount, target amount of growth, target rate of growth, or similar numerical goal, with respect to one or more of the following business criteria (the “Performance Measures”):

•	net sales; sales of a particular product or line of products;

•	gross profit; ratio of gross profit to sales;

•	operating profit; ratio of operating profit to sales (in each case before or after taxes and before or after allocation of corporate overhead and bonuses);

•	net income; earnings per share;

•	adjusted earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization);

•	cash flow from operations; free cash flow (in each case either absolutely or in proportion to another financial statement item such as net income);

•	return on equity, assets, net assets, total capital, or total invested capital; economic value added models or equivalent metrics;

•	share price; total shareholder return (in each case either absolutely or as compared with a peer group or stock market index);

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financial statement items such as cash, total debt, shareholders’ equity, working capital, material costs and engineering, selling and administrative expenses (in each case either absolutely or in proportion to another financial statement item such as assets or sales); or

•

implementation, completion or attainment of measurable objectives with respect to specific operational goals and targets, such as: (i) environmental, health and/or safety goals (including lost workday rates); (ii) customer satisfaction; (iii) inventory turns; (iv) lead time; (v) on-time delivery; (vi) purchase price index; (vii) days sales outstanding; (viii) quality; (ix) research and development, (x) specific products/projects (including new product introductions); and (xi) recruitment or retention of personnel.

The Performance Measures include any derivations of the business criteria listed above (e.g., net income includes pre-tax income, operating income or income attributable to common shareholders). Performance Measures may, in the discretion of the Committee, be established on a Company-wide basis or (except for criteria relating to share price or per-share financial measures) with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. In addition, Performance Measures may be absolute or relative (for example, to the performance of one or more comparable companies or indices or based on year-over-year growth) and may differ for awards granted to any one participant or to different participants. For participants who are not “covered employees” under Section 162(m), the Committee may establish performance goals or criteria other than the Performance Measures, including without limitation subjective criteria, and the Committee may apply discretion to either increase or decrease award amounts.

The Committee has the authority to make adjustments in the criteria for certain special items, such as in connection with: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including changes in reserves for asbestos claims and defense costs; (iii) environmental costs; (iv) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (v) restatements occurring as a result of errors that arise from events other than fraud or other misconduct; (vi) provisions for reorganization, repositioning and restructuring programs; (vii) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (viii) acquisitions or divestitures; (ix) foreign exchange gains and losses; and (x) recapitalizations, reorganizations or changes in the corporate structure or capital structure of the Company. Any such adjustments will be made consistent with the principles of Section 162(m) with respect to “covered employees.”

Adjustments for Job Changes

If a participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. However, no such adjustments will be applied to awards to “covered employees” as defined in Section 162(m), except to the extent the Committee exercises negative discretion, as permitted under Section 162(m).

Effect of Termination of Employment or Change in Control During Performance Period

In the event of a participant’s death, “Permanent Disability” (as defined in the Incentive Plan) or “Retirement” (as defined in the Incentive Plan) during a performance period, the participant will be entitled to a pro rated payment of his or her award based on actual performance determined after the close of the performance period. If a participant terminates employment with the Company or any subsidiary during the performance period for any other reason, his or her award will be forfeited.

In the event of a “Change in Control” (as defined in the Incentive Plan) of the Company during a performance period, an interim payment will be made following the Change in Control in an amount equal to the participant’s “target” award, prorated for the portion of the performance period completed through the date of the Change in Control. The participant will continue to be eligible for his or her Incentive Plan award for the performance period in which the Change in Control occurs, subject to the terms and conditions of such award, and the amount of the interim payment will be offset against any such award that may become payable following the performance period.

Compensation Recovery (Clawback)

The Incentive Plan includes provisions authorizing the recovery (clawback) of awards in case we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances. Awards under the Incentive Plan will also be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation.

Amendment and Termination

The Board of Directors may modify, suspend or terminate the Incentive Plan at any time in its discretion, subject to approval of the Company’s shareholders if necessary to satisfy the requirements of Section 162(m).

Periodic Re-Approval by Shareholders

As the Committee has authority to vary the specific Performance Measures used for each performance period, the Plan must be approved by shareholders at least every five years in order for payments to continue to qualify as fully deductible performance-based compensation under Section 162(m).

New Plan Benefits

As benefits under the Incentive Plan are based on financial and other performance in the future, the amount of benefits payable to specific participants is not determinable at this date. See “Compensation Discussion and Analysis” and “Summary Compensation Table” for information about awards made to our named executive officers for performance in 2015 (and prior years).

Vote Required

Approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting of Shareholders. See Required Votes, page 1.

The Board of Directors recommends that you vote FOR approval of the Annual Incentive Plan.

ITEM  5: SHAREHOLDER PROPOSAL REGARDING SHARE REPURCHASES

The following proposal and supporting statement were submitted to Crane Co. on October 23, 2015 by Dr. Jonathan Kalodimos, who had held 40 shares of Crane Co. common stock from no later than October 23, 2014 to that date. Dr. Kalodimos’s address is 725 NW 29th Street, Corvallis, OR 97330.

“Resolved: Shareholders of Crane Co. ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Supporting statement: Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1)	Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that “maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.”[1] Further, in follow up interviews as part of the study, executives “state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.” The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2)	Tax efficiency. Share repurchases have been described in the Wall Street Journal[2] as “akin to dividends, but without the tax bite for shareholders.” The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3)	Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.[3] I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.”

Opposition Statement of the Board of Directors

Overseeing the deployment of the Company’s capital—whether by investing directly in the business, acquiring other businesses, retaining cash reserves, or returning capital directly to shareholders through dividends or share repurchases—is one of the central responsibilities of the Board of Directors. In recognition of that responsibility, capital allocation decisions that are of material significance are reserved to the Board, either by law or by Company policy. Dividends may be declared only by the Board, pursuant to the General Corporation Law of Delaware; investment decisions above certain thresholds must be approved by the Board through the Company’s Capital Expense Request process; all acquisitions and divestitures regardless of amount require approval by the Board; and share repurchase programs must be authorized by the Board from time to time, before being carried out by the Company’s Treasury Department in response to market conditions.

[1]	http://www.sciencedirect.com/science/article/pii/S0304405X05000528
[2]	http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441
[3]	http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

The Board makes these capital allocation decisions in light of the relevant facts and circumstances at the time, with an eye to implementing the Company’s overall goals and objectives and ultimately to maximizing value for shareholders. Among the Board’s goals are:

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Maintaining levels of cash reserves and borrowing capacity that will enable the Company to take advantage of growth opportunities, including acquisitions and other potential investments, as they present themselves;

•	Maintaining the investment-grade rating of our public debt, recognizing that the rating agencies treat the Company’s asbestos liability as equivalent to debt;

•	Maintaining the Company’s capital structure, especially as equity-based compensation plans may affect it over time; and

•	Ensuring that repatriation of cash earned in the Company’s non-U.S. operations is carried out in a tax-efficient manner.

In pursuing these goals, flexibility to respond to changing conditions and trends in the financial markets, in the worldwide markets in which the Company conducts its various lines of business, or in the market for acquisitions, and to respond to other developments, enables the Board to focus on its principal objective of maximizing value for the Company’s shareholders.

In recent years, both methods of returning capital directly to shareholders—dividends and share repurchases—have been used in different proportions, in response to varying circumstances:

•	In the years 2010 through 2012, aggregate funds expended on share repurchases ($180 million) were greater than the aggregate dividends paid ($169 million).

•

In 2013, our acquisition of MEI for approximately $800 million and related debt financing placed constraints on our capital structure, leading the Board not to authorize share repurchases in that year.

•

In the years 2014 and 2015, share repurchases resumed, albeit at a more modest rate in deference to the capital constraints of our outstanding debt, and we paid approximately $150 million in dividends while using approximately $75 million to repurchase shares.

Both in theory and in practice, it is important for the Board to take account of all the relevant facts and circumstances in making and guiding capital allocation decisions. The shareholder’s proposal to adopt a policy giving preference to share repurchases, if carried into effect, would constrain the Board’s decisionmaking in an area where it is neither appropriate, nor necessary, to do so. Approval of the proposal would not be in the best interest of shareholders, and the Board consequently recommends that shareholders vote against it.

The Board of Directors unanimously recommends a vote AGAINST the above Shareholder Proposal Regarding Share Repurchases.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.    Crane Co. has entered into indemnification agreements with Mr. Mitchell, each other director, Messrs. Maue, Ellis, Pinkham and duPont, and the eight other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Use of Company Aircraft.    Crane Co. has entered into time share agreements with Mr. Evans and Mr. Mitchell regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under the agreements, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight. The agreement with Mr. Evans provides that he pay the aggregate incremental cost of aircraft operation. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee. The agreement with Mr. Mitchell provides that he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. During 2015, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Mitchell, less amounts paid by them under the time share agreements, was $0 and $100,000, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2015, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time.

MISCELLANEOUS MATTERS

Solicitation of Proxies.    Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $17,000 plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities, and will be reimbursed for their reasonable expenses in forwarding such material.

Next Annual Meeting; Shareholder Proposals.    The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2017 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 14, 2016. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2017 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 27, 2016 and no later than January 26, 2017. If we do not receive notice by that date, then such proposals may not be presented at the 2017 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT

Secretary

Appendix 1

CRANE CO. ANNUAL INCENTIVE PLAN

(2016 Amendment and Restatement)

1.	PURPOSE

The purpose of the Crane Co. Annual Incentive Plan (the “Plan”) is to enhance the ability of Crane Co. (the “Company”) and its subsidiaries to motivate, attract and retain the services of individuals upon whose judgment, interest and special effort the successful conduct of the Company’s business is largely dependent. The Plan furthers these goals by providing eligible employees of the Company and its subsidiaries an opportunity to participate in the Company’s success by earning cash incentive compensation based on the achievement by the Company of certain pre-established goals and the employees’ contributions towards meeting the goals.

2.	DEFINITIONS

For purposes of this Plan, the following capitalized terms shall have the respective meanings set forth below:

(a) “Award” means an annual cash incentive award granted under the terms of this Plan earned based on performance over a Performance Period.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, with respect to a Participant, any of the following as determined by the Company: (i) personal dishonesty or breach of fiduciary duty by the Participant involving personal profit at the expense of the Company; (ii) repeated violations by the Participant of the Participant’s obligations under any written employment or other agreement with the Company which are demonstrably willful and deliberate on the Participant’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the Participant’s commission of a criminal act related to the performance of the Participant’s duties, or the Participant’s furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) the Participant’s habitual intoxication by alcohol or drugs during work hours; or (v) the Participant’s conviction of a felony.

(d) “Change in Control” means the occurrence of one of the following: (i) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of the common stock of the Company calculated as provided in paragraph (d) of said Rule 13d-3; (ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation (a “Non-CIC Merger”) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the consummation of any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company other than to an entity at least fifty percent (50%) of the total voting power of which is owned, directly or indirectly, by the Company or by stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company immediately prior to such sale, exchange or other transfer; or (iv) the following individuals cease for any reason to constitute a majority of the members of the Board: individuals who, on the effective date of this Plan, constitute the Board and any new director whose appointment or election is endorsed by a majority of the members of the Board then still in office who either were directors on the effective date of this Plan or whose appointment or election was previously so endorsed (each, an “Incumbent Director”). For purpose of clause (i) above, a “person” shall not include any entity that becomes such a beneficial owner in connection with a Non-CIC Merger. For purposes of clause (ii) above, the “surviving entity” includes, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the surviving entity. For purposes of clause (iv) above, any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered an Incumbent Director.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(f) “Company” shall have the meaning given to such term in Section 1.

(g) “Committee” means the Management Organization and Compensation Committee of the Board.

(h) “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(i) “Participant” means an individual designated in accordance with Section 4 as eligible to participate in the Plan.

(j) “Performance Period” means each calendar year, which is the Company’s fiscal year.

(k) “Permanent Disability” means a physical or mental disability or infirmity that prevents the performance of the Participant’s services for the Company and its subsidiaries lasting (or likely to last, based on competent medical evidence presented to the Committee) for a period of six months or longer. The Committee’s determination of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by such Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee.

(l) “Retirement” means the Participant’s termination of employment for any reason other than death, Permanent Disability or Cause upon or after the earlier of the date that the Participant attains (i) age 65 or (ii) age 62 and would be credited with at least 10 “Years of Service” (as defined in Crane Co.’s Pension Plan for All Eligible Employees or the equivalent service term in any successor to the Pension Plan, and regardless of whether the Participant is a participant in such Pension Plan).

3.	ADMINISTRATION

(a) Committee Duties and Authority.    The Plan will be administered by the Committee. The Committee’s decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any Awards, to impose such conditions and restrictions on Awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and Awards made under the Plan as it may deem necessary or advisable. Notwithstanding the foregoing, the Committee may, in its discretion, delegate any or all of its powers and duties hereunder to the Company’s Chief Executive Officer, provided that, with respect to the participation hereunder by any Covered Employee, all such powers and duties shall remain with the Committee to the extent necessary to ensure, to the extent practicable, that amounts payable under this Plan qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

(b) Other Administrative Matters.    The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received Awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or Awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	ELIGIBILITY

The persons who shall participate in this Plan shall be such officers and other key employees of the Company and its subsidiaries as may be designated as Participants by the Company’s Chief Executive Officer; provided that participation in the Plan shall be determined by the Committee for any executive officer of the Company.

5.	PERFORMANCE-BASED AWARDS

(a) Award Terms and Limits.    The Committee is authorized to grant Awards to Participants on such terms and conditions as may be selected by the Committee consistent with the terms of this Plan, provided that (i) no Covered Employee will receive more than $3,500,000 under the Plan for any Performance Period, and (ii) the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) any Award. An Award earned for a Performance Period shall be paid no later than March 15 of the immediately following calendar year in a single cash payment.

(b) General Provisions Regarding Performance Goals.    The performance goals for Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be earned upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the Award becoming earned, and such determinations by the Committee may include degrees to which the Award becomes earned based on degrees of achievement of the applicable performance goals. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (for example, to the performance of one or more comparable companies or indices or based on year-over-year growth). Performance goals may differ for Awards granted to any one Participant or to different Participants. Notwithstanding any provision herein to the contrary, for Participants who are not Covered Employees with respect to a given year: (i) the Committee may establish criteria other than those listed in Section 5(c), including without limitation subjective criteria, and (ii) the Committee may apply discretion to either increase or decrease Award amounts.

(c) Authorized Performance Goals.    Performance goals for Awards established by the Committee shall be expressed as a specified target amount, target amount of growth, target rate of growth, or similar numerical goal, with respect to one or more of the following business criteria, by the Company on a consolidated basis, and/or (except for criteria relating to share price or per-share financial measures) by one or more specified business units, divisions, subsidiaries or business segments of the Company:

(i) net sales; sales of a particular product or line of products;

(ii) gross profit; ratio of gross profit to sales;

(iii) operating profit; ratio of operating profit to sales (in each case before or after taxes and before or after allocation of corporate overhead and bonuses);

(iv) net income; earnings per share;

(v) adjusted earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization);

(vi) cash flow from operations; free cash flow (in each case either absolutely or in proportion to another financial statement item such as net income);

(vii) return on equity, assets, net assets, total capital, or total invested capital; economic value added models or equivalent metrics;

(viii) share price; total shareholder return (in each case either absolutely or as compared with a peer group or stock market index);

(ix) financial statement items such as cash, total debt, shareholders’ equity, working capital, material costs and engineering, selling and administrative expenses(in each case either absolutely or in proportion to another financial statement item such as assets or sales); or

(x) implementation, completion or attainment of measurable objectives with respect to specific operational goals and targets, such as: (A) environmental, health and/or safety goals (including lost workday rates); (B) customer satisfaction; (C) inventory turns; (D) lead time; (E) on-time delivery; (F) purchase price index; (G) days sales outstanding; (H) quality; (I) research and development, (J) specific products/projects (including new product introductions); and (K) recruitment or retention of personnel;

provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., net income includes pre-tax income, operating income or income attributable to common shareholders).

(d) Timing.    Performance goals for an Award shall be established not later than 90 days after the beginning of the applicable Performance Period, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code. No Awards will be made to Covered Employees until the Committee has approved that the performance goals have been met.

(e) Adjustments for Special Items.    The Committee may determine, at the time that goals under this Section 5 are established or such other time as may be permitted by Code Section 162(m), whether or not to adjust the applicable performance results for the applicable Performance Period to take into consideration and/or mitigate the impact of any gains or losses, reserves or other charges to earnings, accounting changes, acquisitions, dispositions and/or divestitures (“special items”), including any of the following that occur during the Performance Period: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including changes in reserves for asbestos claims and defense costs; (iii) environmental costs; (iv) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (v) restatements occurring as a result of errors that arise from events other than fraud or other misconduct; (vi) provisions for reorganization, repositioning and restructuring programs; (vii) nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (viii) acquisitions or divestitures; and (ix) foreign exchange gains and losses; and (x) recapitalizations, reorganizations or changes in the corporate structure or capital structure of the Company.

(f) Adjustments for Job Changes.    If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee; provided that no such adjustment shall be applied to Awards to Covered Employees, except to the extent the Committee exercises such negative discretion as is permitted under Section 162(m) of the Code.

(g) Intent to Comply with Section 162(m).    It is the intent of the Company that Awards under this Plan granted to persons who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, the terms of this Plan, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of an Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.	IMPACT OF TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

(a) Impact of Termination of Employment.    In the event a Participant voluntarily terminates employment or is terminated involuntarily (in either case, other than Retirement) during a Performance Period, any outstanding

Award for the Participant will be forfeited. In the event of death, Permanent Disability or Retirement during a Performance Period, the Award will be paid on a pro rated basis to the Participant based on the actual performance determined after the end of such Performance Period. In the event of any termination of employment after the end of a Performance Period (including death, Permanent Disability, Retirement, voluntary termination or involuntary termination for any reason other than Cause), any Award for such Performance Period will be determined based on actual performance and paid at the same time as Awards are paid to all other Participants for such Performance Period. In case of involuntary termination for Cause, any unpaid Award for such prior Performance Period will be forfeited.

(b) Impact of Change in Control.    In the event of a Change in Control, the Company shall pay to each Participant for the Performance Period then in effect an interim lump-sum cash payment (the “CIC Payment”) within 30 days following the occurrence of the Change in Control. The amount of the CIC Payment shall equal the Participant’s target Award for such Performance Period multiplied by a fraction in which (x) the numerator is the number of months, including fractional months, that have elapsed during the applicable Performance Period through the occurrence of the Change in Control and (y) the denominator is twelve. The CIC Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any CIC Payment made shall be offset against any later payment required under the terms of the Plan for the Performance Period in which the Change in Control occurs. Notwithstanding the foregoing, unless otherwise required by law, in no event shall a Participant be required to refund to the Company, or have offset against any other payment due the Participant from or on behalf of the Company, all or any portion of the CIC Payment.

7.	MISCELLANEOUS

(a) Effective Date.    The Plan was originally effective as of January 1, 2011, and was approved by the shareholders of the Company at the 2011 annual shareholders’ meeting. The Plan is being re-submitted for approval by the shareholders at the 2016 annual shareholders’ meeting, consistent with the requirements of Section 162(m) of the Code. If approved, the Plan shall remain effective until the first annual meeting of shareholders held in 2021, subject to any further shareholder approvals (or re-approvals) mandated for “qualified performance-based compensation” under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

(b) Plan Amendment and Termination.    The Board may modify, suspend or terminate the Plan at any time; provided, however, that any such amendment is subject to approval by the shareholders of the Corporation to the extent necessary to satisfy the requirements of Section 162(m) of the Code.

(c) Effect of Award on Other Employee Benefits.    By acceptance of participation in this Plan, each Participant agrees that his or her Award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except that payments made under this Plan shall be included in the employee’s compensation for purposes of the Company’s qualified and nonqualified retirement plans to the extent provided in such plans.

(d) No Right to Continued Employment or Additional Awards.    The receipt of an Award shall not give the Participant any right to continued employment, and the right and power to dismiss any Participant from his or her employment is specifically reserved to the Company. In addition, the receipt of an Award with respect to any fiscal year or other performance period shall not entitle the Participant to an Award with respect to any subsequent fiscal year or other performance period.

(e) Withholding Taxes.    The Company shall have the right to deduct from all payments under this Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

(f) Governing Law.    This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, other than the conflict of law provisions thereof.

(g) Recovery of Compensation in Certain Circumstances.    Notwithstanding any other provision of this Plan, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to any Award to the extent required by and otherwise in accordance with appli-

cable law and any Company policies. In addition, to the extent permitted by applicable law, the Committee may determine that an Award shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Ellen McClain (term expiring 2019)	☐	☐	☐	02 - Jennifer M. Pollino (term expiring 2019)	☐	☐	☐	03 - Peter O. Scannell (term expiring 2019)	☐	☐	☐

	04 - James L.L. Tullis (term expiring 2019)	☐	☐	☐

	For	Against	Abstain			For	Against	Abstain

2. Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2016.	☐	☐	☐	3.	Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐
4. Approval of the Annual Incentive Plan	☐	☐	☐	5.	Shareholder proposal regarding share repurchases	☐	☐	☐

B	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

INVESTOR INFORMATION

Visit our web site at www.craneco.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor.

You can locate your account number on your stock certificate, dividend check or plan statement.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Crane Co.

Annual Meeting of Shareholders April 25, 2016

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. I. duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 29, 2016 at the Annual Meeting of Shareholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 25, 2016 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 18, 2016 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Daylight Time on April 25, 2016, except as set forth on the reverse with respect to Crane Co. Savings and Investment Plan shares.

Vote by Internet
• Go to www.investorvote.com/cr
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Ellen McClain (term expiring 2019)	☐	☐	☐	02 - Jennifer M. Pollino (term expiring 2019)	☐	☐	☐	03 - Peter O. Scannell (term expiring 2019)	☐	☐	☐

	04 - James L.L. Tullis (term expiring 2019)	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of selection of Deloitte & Touche LLP as independent auditors for the Company for 2016.	☐	☐	☐	3.	Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐
4.	Approval of the Annual Incentive Plan	☐	☐	☐	5.	Shareholder proposal regarding share repurchases	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

INVESTOR INFORMATION

Visit our web site at www.craneco.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor.

You can locate your account number on your stock certificate, dividend check or plan statement.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Crane Co.

Annual Meeting of Shareholders April 25, 2016

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. I. duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 29, 2016 at the Annual Meeting of Shareholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 25, 2016 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 18, 2016 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.